                                                                     EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                           WESTERN DIVISION AT DAYTON

In Re:                                    :     Chapter 11
                                          :
AMCAST INDUSTRIAL CORPORATION, et. al.    :     Case No. 04-40504
                                          :     (Jointly Administered)
 ebtors and Debtors in Possession.        :
                                          :     Judge Walter

          DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN
                  OF REORGANIZATION UNDER CHAPTER 11, TITLE 11,
             UNITED STATES CODE OF AMCAST INDUSTRIAL CORPORATION AND
                         ITS AFFILIATED DEBTOR ENTITIES

                               Alan R. Lepene, Esq.
                               Jeremy M. Campana, Esq.
                               THOMPSON HINE LLP
                               3900 Key Center
                               127 Public Square
                               Cleveland, OH  44114-1291
                               Telephone: 216.566.5500
                               Facsimile: 216.566.5800
                               alan.lepene@thompsonhine.com
                               jeremy.campana@thompsonhine.com

                                          -and-

                               Lawrence T. Burick, Esq.
                               Jennifer L. Maffett, Esq.
                               THOMPSON HINE LLP
                               2000 Courthouse Plaza N.E.
                               10 West Second Street
                               Dayton, Ohio 45402
                               Telephone: 937.443.6600
                               Facsimile: 937.443.6635
                               larry.burick@thompsonhine.com
                               jennifer.maffett@ thompsonhine.com

                               Attorneys for Debtors and Debtors-in-Possession

                                   DISCLAIMER

      THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE OF AMCAST INDUSTRIAL CORPORATION AND ITS AFFILIATED DEBTOR ENTITIES (THE "PLAN"). THE INFORMATION MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

      ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN SHALL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

      THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF AMCAST INDUSTRIAL CORPORATION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

      AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN AMCAST INDUSTRIAL CORPORATION AND ITS AFFILIATED DEBTOR ENTITIES.

                                TABLE OF CONTENTS

ARTICLE I INTRODUCTION..............................................................................     1

ARTICLE II OVERVIEW OF THE PLAN.....................................................................     4

   A.         General Structure of the Plan.........................................................     4
   B.         Summary of Treatment of Claims and Interests under the Plan...........................     5

ARTICLE III PLAN VOTING INSTRUCTIONS AND PROCEDURES.................................................    14

   A.         Notice to Holders of Claims and Interests.............................................    14
   B.         Voting Rights.........................................................................    14
   C.         Solicitation Materials................................................................    15
   D.         Voting Procedures, Ballots and Voting Deadline........................................    15
   E.         Special Notice Concerning Voting......................................................    16
   F.         Confirmation Hearing and Deadline for Objections to Confirmation......................    18

ARTICLE IV GENERAL INFORMATION CONCERNING THE DEBTORS...............................................    18

   A.         Corporate Information Concerning Debtors..............................................    18
   B.         Overview of Business Operations.......................................................    21
   C.         Summary of Current Operations.........................................................    22
   D.         Management and Employees..............................................................    24
   E.         Prepetition Capital Structure of Amcast...............................................    28
   F.         Summary of Assets.....................................................................    30
   G.         Historical Financial Information......................................................    30
   H.         Events Leading to Commencement of the Chapter 11 Case.................................    30

ARTICLE V CHAPTER 11 CASE...........................................................................    32

   A.         Continuation of Business; Stay of Litigation..........................................    32
   B.         First Day Orders......................................................................    32
   C.         Retention of Professionals............................................................    33
   D.         Official Appointment of Creditors Committee...........................................    33
   E.         Authorization to Use Cash Collateral..................................................    34
   F.         Postpetition and Postconfirmation Funding.............................................    34
   G.         Other Material Matters to be Addressed during the Chapter 11 Case.....................    37
   H.         Plan Process..........................................................................    39

ARTICLE VI SUMMARY OF THE PLAN OF REORGANIZATION....................................................    40

   A.         Overall Structure of the Plan.........................................................    40
   B.         Joint Treatment.......................................................................    41
   C.         Classification and Treatment of Claims and Interests..................................    41
   D.         Reservation of Rights Regarding Claims................................................    52

   E.         Allowed Claims, Distribution Rights and Objections to Claims..........................    52
   F.         Disposition of Executory Contracts and Unexpired Leases...............................    55
   G.         Revesting of Assets; Release of Liens; Effective Date Restructurings..................    58
   H.         Post-consummation Corporate Structure, Management and Operation.......................    58
   I.         Confirmation and/or Consummation......................................................    61
   J.         Releases, Discharge, Injunctions, Exculpation and Indemnification.....................    63
   K.         Preservation of Rights of Action......................................................    67
   L.         Retention of Jurisdiction.............................................................    68
   M.         Amendment, Alteration, Revocation and Modification of Plan............................    70
   N.         Plan Implementing Documents...........................................................    70

ARTICLE VII CERTAIN RISK FACTORS TO BE CONSIDERED...................................................    71

   A.         General Considerations................................................................    71
   B.         Certain Bankruptcy Considerations.....................................................    71
   C.         Claims Estimations....................................................................    72
   D.         Conditions Precedent to Consummation..................................................    72
   E.         Inherent Uncertainty of Financial Projections.........................................    72
   F.         Certain Risk Factors Relating to Securities to be Issued Under the Plan...............    73
   G.         Competition...........................................................................    74
   H.         Raw Materials / Production............................................................    74
   I.         Market Conditions.....................................................................    74
   J.         Environmental.........................................................................    74
   K.         Reliance on Key Personnel.............................................................    75
   L.         Leverage..............................................................................    76
   M.         Litigation............................................................................    77
   N.         Adverse Publicity.....................................................................    77
   O.         Certain Tax Considerations............................................................    77

ARTICLE VIII APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS.....................................    77

   A.         Offer and Sale of New Securities Pursuant to the Plan: Bankruptcy Code
              Exemption From Registration Requirements..............................................    77
   B.         Subsequent Transfers of New Amcast Common Stock.......................................    78

ARTICLE IX CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN......................................    79

   A.         Certain U.S. Federal Income Tax Consequences of the Plan..............................    79

ARTICLE X FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS...................................    86

   A.         Feasibility of the Plan...............................................................    86
   B.         Acceptance of the Plan................................................................    87

   C.         Best Interests Test...................................................................    87
   D.         Liquidation Analysis..................................................................    88
   E.         Valuation of the Reorganized Debtors..................................................    88
   F.         Financial Projections.................................................................    90
   G.         Application of the "Best Interests" of Creditors Test to the Liquidation
              Analysis and the Valuation............................................................    94
   H.         Confirmation without Acceptance of All Impaired Classes:  the "Cramdown"
              Alternative...........................................................................    94

ARTICLE XI ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................    95

   A.         Alternative Plan(s) of Reorganization.................................................    95
   B.         Liquidation under Chapter 7 or Chapter 11.............................................    96

ARTICLE XII THE SOLICITATION; VOTING PROCEDURES.....................................................    96

   A.         Parties in Interest Entitled to Vote..................................................    96
   B.         Classes Entitled to Vote to Accept or Reject the Plan.................................    97
   C.         Solicitation Order....................................................................    97
   D.         Waivers of Defects, Irregularities, Etc...............................................    97
   E.         Withdrawal of Ballots; Revocation.....................................................    98
   F.         Voting Rights of Disputed Claimants...................................................    98
   G.         Further Information; Additional Copies................................................    98

                               TABLE OF APPENDICES

Appendix A    Joint Plan of Reorganization under Chapter 11, Title 11, United
              States Code of Amcast Industrial Corporation and its Affiliated
              Debtor Entities

Appendix B    Pro Forma Financial Projections

Appendix C    Pre-Petition Corporate Structure Chart

Appendix D    Historical Financial Information

Appendix E    Liquidation Analysis

Appendix F    Litigation Rights

          DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN
        OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
                      OF AMCAST INDUSTRIAL CORPORATION AND
                         ITS AFFILIATED DEBTOR ENTITIES

                                    ARTICLE I

                                  INTRODUCTION

      Amcast Industrial Corporation ("Amcast") together with its affiliated debtor entities, as debtors and debtors in possession (collectively with Amcast, the "Debtors")(1) hereby submit this disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of Title 11 of the United States Code (the "Bankruptcy Code"), for use in the solicitation of votes on their First Amended Joint Plan of Reorganization under Chapter 11, Title 11, United States Code dated December 16, 2004 (the "Plan"). A copy of the Plan is attached as Appendix A to this Disclosure Statement. All capitalized terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to United States currency, unless otherwise expressly provided.

      This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, their reasons for seeking protection and reorganization under Chapter 11, significant events that have occurred during the Chapter 11 case and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

      By order dated , 2005, the Bankruptcy Court has approved this Disclosure Statement as containing "adequate information" in accordance with Section 1125 of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan; and has authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement or the summary of this Disclosure Statement, if any, and Section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses,

------------------------
(1) The Debtors are: Amcast Industrial Corporation, Amcast Automotive of Indiana, Inc., Speedline North America, Inc., Amcast Casting Technologies, Inc., Izumi, Inc., Casting Technology Company, Amcast Automotive, Inc., Amcast Plumbing, Inc. f/k/a Elkhart Products Corporation, LBC Group Corp., Lee Brass Company, Amcast Industrial Financial Services, Inc., Amcast Investment Services Corporation, Amcast Aviation Corporation, Amcast Precision Products, Inc., Flagg Brass Industrial, L.L.C. and AS International, Inc.

other than that contained in this Disclosure Statement or the summary of this Disclosure Statement, if any, the Plan and all exhibits hereto and thereto.

      Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) "impaired" by a plan of reorganization and (ii) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Debtors' cases, only Claims in Classes 2, 3, 4 and 5 are impaired by and entitled to receive a distribution under the Plan, and only the holders of Claims in those Classes are entitled to vote to accept or reject the Plan. The Claims in Class 1 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan. Claims or Interests in Classes 6, 7, and 8 which receive nothing under the Plan, are deemed to have rejected the Plan and the holders of Claims or Interests in each of such Classes are not entitled to vote.

      FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE ARTICLE VI OF THIS DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND ARTICLE VII OF THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN RISK FACTORS TO BE CONSIDERED."

      THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASE AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES OF THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS AND TO THE EXTENT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

      NOTHING CONTAINED HEREIN SHALL BE DEEMED TO CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

      CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: All statements other than statements of historical fact included in this Disclosure Statement are forward-looking statements, including, without limitation, statements relating to the following: financial projections; the scope, timing and completion of the current restructuring, the Plan and bank financing; debt and equity market conditions; the cyclicality of Amcast's industry; current and future industry conditions; the potential effects of such matters on Amcast's business strategy, results of operations or financial position; the adequacy of Amcast's liquidity; and the market sensitivity of Amcast's financial instruments. These forward-looking statements are based upon current information and expectations. Estimates, forecasts and other statements contained in or implied by the forward-looking statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Actual results may differ materially from those contemplated by such forward-looking statements. Certain important factors that could cause actual results to differ materially from Amcast's expectations or what is expressed, implied or forecasted by or in the forward-looking statements include: developments in the Chapter 11 Case; motions filed or actions taken in connection with the bankruptcy proceedings; adverse developments in the timing or results of Amcast's business plan (including the time line to emerge from Chapter 11); the timing and extent of changes in commodity prices and global economic conditions; a decline in demand for Amcast's products; the loss of sales revenue due to competitive products and pricing pressures; Amcast's inability to maintain operating costs at competitive levels; Amcast 's inability to obtain raw materials at acceptable prices, in a timely manner and on acceptable terms; federal and state regulatory developments; any increase in Amcast's financial leverage; Amcast's ability to attract or retain high quality employees; and operating hazards attendant to the industry. Additional factors that could cause actual results to differ materially from what is expressed, implied or forecasted by or in the forward-looking statements are stated herein in cautionary statements made in conjunction with the forward-looking statements or are included elsewhere in this Disclosure Statement.

      Except with respect to the pro forma financial projections set forth in Appendix B annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not undertake any obligation to, and do not intend to, update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof. Moreover, the Projections are based on assumptions that, although believed to be reasonable by the Debtors, may differ from actual results.

      THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS IN CLASSES 2, 3, 4 AND 5. THE DEBTORS URGE SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

                                   ARTICLE II

                              OVERVIEW OF THE PLAN

      The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled "Summary of the Plan of Reorganization."

      The Plan provides for the classification and treatment of Claims against and Interests in the Debtors, based upon a joint plan structure. The Plan designates seven (7) Classes of Claims and one (1) Class of Interests. These Classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

      The Debtors believe that the Plan presents the best means currently available for their emergence from Chapter 11.

      A. General Structure of the Plan. The Plan is structured as a joint plan, pursuant to which each individual Claim against any of the Estates shall be deemed to be a single Claim against all Estates, any Proof of Claim filed against any of the Debtors shall be deemed to be a single Claim filed against all Estates, and all duplicate Proofs of Claim for the same Claim filed against all Debtors shall be expunged. Claims are treated generally in accordance with the priorities established under the Bankruptcy Code, although special treatment is provided to certain trade creditors who are deemed by the Debtors to be crucial to the Debtors' post-confirmation business operations and who agree to extend trade credit to the Debtors post-confirmation on acceptable terms.

      The following is an overview of certain material terms of the Plan:

      - The Debtors will be reorganized pursuant to the Plan and will continue in operation, achieving the objectives of Chapter 11 for the benefit of their creditors, customers, suppliers, employees and communities.

      - Holders of Administrative Claims, including superpriority claims incurred in connection with debtor in possession financing provided to the Debtors under that certain Amcast Debtor in Possession Credit Agreement dated December 15, 2004, as such facility may be amended, supplemented, or otherwise modified (the "DIP Facility"), Priority Tax Claims and Other Priority Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed by the holders of such Claims.

      - Allowed Secured Claims ("Prepetition Secured Lender Claims") held by the Debtors' senior secured lenders (the "Prepetition Secured Lenders") under the Prepetition Transaction Documents (defined below), will receive in full and complete satisfaction of their Secured Claims:

                  (i) their pro rata share of Term Note A in an aggregate
            principal amount of $42 million, minus the funded amount of the DIP Facility on the Effective Date, with the payment and lien priorities, terms and conditions set forth in the Term Note A Agreement;

                  (ii) their pro rata share of Term Note B, in an aggregate
            principal amount of $27 million, with the payment and lien priorities, terms and conditions set forth in the Term Note B Agreement; and

                  (iii) their pro rata share of 100% of the New Amcast Common
            Stock issued as of the Effective Date (as Amcast Interests will be cancelled pursuant to Section 4.4 of the Plan as set forth below).

      - Key Continuing Vendor Claims, which are Claims of those Persons that the Debtors designated as Critical Vendors pursuant to the December 28, 2004 order authorizing the Debtors to provisionally pay prepetition claims of certain Critical Vendors, as subsequently modified by the March 25, 2005 agreed order (the "Critical Vendor Order"), will be Allowed in the amount set forth and paid in accordance with the terms of the trade agreement (the "Trade Agreement") executed between the Debtors and the Critical Vendor in accordance with the terms of the Critical Vendor Order.

            Payments scheduled to be made by the Debtors pursuant to the Trade Agreement and Critical Vendor Order shall continue to be made by the Reorganized Debtors following the Effective Date. Any other unsecured Claim that is, or otherwise could have been, asserted by the holder of such Key Continuing Vendor Claim will be disallowed.

      - Holders of allowed General Unsecured Claims, other than Key Continuing Vendors, shall receive a lump sum cash payment in an amount equal to their pro rata share of the Unsecured Claims Reserve. See Article VI.C.2(g).

      - Amcast Interests will be cancelled pursuant to Section 4.4 of the Plan.

      - The Reorganized Debtors will obtain secured financing in a principal amount of not less than $89 million to refinance the DIP Facility, pay administrative and priority claims, provide cash payments to certain prepetition creditors, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following their emergence from Chapter 11.

      B. Summary of Treatment of Claims and Interests under the Plan. The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. For certain Classes of Claims, estimated percentage recoveries are also set forth below. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the amount of Allowed Claims in each Class and the value ascribed to the New Amcast Common Stock to be issued under the Plan.

      For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors have not yet reviewed and fully analyzed all Proofs of Claim filed in the Chapter 11 Case, and some claims are presently disputed by the Debtors. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed and/or unliquidated.

      The reorganization value of the Reorganized Debtors is assumed for the purposes of the Plan to be between approximately $67 million to $73 million, with a midpoint value of $70 million. The implied equity value for the Reorganized Debtors approximates $1 million. There will be a distribution of one thousand shares of New Amcast Common Stock upon the Effective Date.

      The foregoing valuations are based on numerous assumptions, including, among other things, an assumption that the operating results projected for the Reorganized Debtors will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. The valuation assumptions also consider, among other matters, (a) market valuation information concerning certain publicly traded securities of certain other companies that are considered relevant, (b) certain general economic and industry information considered relevant to the businesses of the Reorganized Debtors and (c) such other investigations and analyses deemed necessary or appropriate.

THE VALUATION ASSUMPTIONS ARE NOT A PREDICTION OR REFLECTION OF
POST-CONFIRMATION TRADING PRICES OF THE NEW AMCAST COMMON STOCK. SUCH SECURITIES MAY TRADE AT SUBSTANTIALLY LOWER OR HIGHER PRICES BECAUSE OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN ARTICLE VII. THE TRADING PRICES OF SECURITIES ISSUED UNDER A PLAN OF REORGANIZATION ARE SUBJECT TO MANY UNFORESEEABLE CIRCUMSTANCES AND THEREFORE CANNOT BE PREDICTED.

Class Description                      Treatment Under Plan
-----------------                      --------------------
Administrative Claims                  An Administrative Claim is a Claim for payment of
                                       an administrative expense of a kind specified in
Estimated Allowed Claims:              Section 503(b) or 1114(e)(2) of the Bankruptcy Code
Approximately $17,443,000              and entitled to priority pursuant to Section 507(a)(1)
                                       of the Bankruptcy Code, including, but not limited
                                       to, (a) the actual, necessary costs and expenses
                                       incurred after the Petition Date of preserving the
                                       Estates and operating the businesses of the Debtors,
                                       including wages, salaries, bonuses or commissions
                                       for services rendered after the commencement of the
                                       Chapter 11 Case, (b) Professional Fee Claims, (c)
                                       all fees and charges assessed against the Estates
                                       under 28 U.S.C. Sections 1930, (d) all Allowed Claims
                                       for reclamation under Section 546(c)(2)(A) of the
                                       Bankruptcy Code, (e) Cure payments for executory
                                       contracts and

Class Description                      Treatment Under Plan
-----------------                      --------------------
                                       unexpired leases that are assumed under Section 365
                                       of the Bankruptcy Code, and (f) DIP Facility Claims.

                                       Under the Plan, except as otherwise provided for
                                       therein, and subject to the requirements of Sections
                                       12.1 through 12.3 of the Plan, on, or as soon as
                                       reasonably practicable after, the latest of (i) the
                                       Effective Date, (ii) the date such Administrative
                                       Claim becomes an Allowed Administrative Claim, or
                                       (iii) the date such Administrative Claim becomes
                                       payable pursuant to any agreement between a Debtor
                                       and the holder of such Administrative Claim, the
                                       holder of each such Allowed Administrative Claim
                                       will receive in full satisfaction, settlement,
                                       release, and discharge of and in exchange for such
                                       Allowed Administrative Claim, (A) Cash equal to the
                                       unpaid portion of such Allowed Administrative Claim
                                       or (B) such different treatment as to which the
                                       applicable Debtor and such holder will have agreed
                                       upon in writing; provided, however, that Allowed
                                       Administrative Claims with respect to liabilities
                                       incurred by a Debtor in the ordinary course of
                                       business during the Chapter 11 Case will be paid in
                                       the ordinary course of business in accordance with
                                       the terms and conditions of any agreements relating
                                       thereto.

                                       Under the Plan, each holder of an Allowed DIP
                                       Facility Claim will receive, on the later of the
                                       Effective Date or the date on which such DIP
                                       Facility Claim becomes payable pursuant to any
                                       agreement between the Debtors and the holder of such
                                       DIP Facility Claim, in full satisfaction,
                                       settlement, release and discharge of and in exchange
                                       for such Allowed DIP Facility Claim, (i) Cash equal
                                       to the full amount of such Allowed DIP Facility
                                       Claim, or (ii) such different treatment as to which
                                       the Debtors and such holder will have agreed upon in
                                       writing.

                                       Pursuant to the Plan, Adequate Protection Claims
                                       held by Prepetition Secured Lenders shall be deemed
                                       to have been satisfied in full by payments made
                                       pursuant to the Final DIP Facility and Cash
                                       Collateral Order. Any replacement or other Liens
                                       created under such documents will terminate and will
                                       have no further force and effect as of the Effective
                                       Date, so long as all payments required to be made
                                       under the

Class Description                      Treatment Under Plan
-----------------                      --------------------
                                       Final DIP Facility and Cash Collateral Order have
                                       been made.

                                       Administrative Claims are not classified and are
                                       treated as required by the Bankruptcy Code. The
                                       holders of such Claims are not entitled to vote on
                                       the Plan.

                                       Estimated Percentage Recovery: 100%

Priority Tax Claims                    Priority Tax Claims are Claims of governmental units
                                       for taxes that are entitled to priority pursuant to
Estimated Allowed Claims:              Section 507(a)(8) of the Bankruptcy Code.
Approximately $792,194

                                       Under the Plan, each holder of an Allowed Priority
                                       Tax Claim will receive in full satisfaction,
                                       settlement, release and discharge of and in exchange
                                       for such Allowed Priority Tax Claim, (i) on, or as
                                       soon as reasonably practicable after, the later of
                                       the Effective Date or the date on which such Claim
                                       becomes an Allowed Claim, Cash equal to the unpaid
                                       portion of such Allowed Priority Tax Claim, (ii)
                                       such different treatment as to which the applicable
                                       Debtor and such holder will have agreed upon in
                                       writing, or (iii) at the Reorganized Debtors' sole
                                       discretion, deferred Cash payments having a value,
                                       as of the Effective Date, equal to such Allowed
                                       Priority Tax Claim, payable with interest at 6% over
                                       a period not exceeding six (6) years after the date
                                       of assessment of such Allowed Priority Tax Claim.

                                       Priority Tax Claims are not classified and are
                                       treated as required by the Bankruptcy Code. The
                                       holders of such Claims are not entitled to vote on
                                       the Plan.

                                       Estimated Percentage Recovery: 100%

Class 1, Other Priority Claims         Class 1 consists of all Other Priority Claims
                                       against the Debtors, which are Claims entitled to
Estimated Allowed Claims:              priority pursuant to Section 507(a) of the Bankruptcy Code,
Approximately $0                       other than a Priority Tax Claim or an Administrative Claim.

                                       The Plan provides that on, or as soon as reasonably
                                       practicable after, the latest of (i) the Effective
                                       Date, (ii) the date on which such Other Priority
                                       Claim becomes an Allowed Other Priority Claim, or
                                       (iii) the date on which such Other Priority Claim
                                       becomes payable pursuant to any agreement between a
                                       Debtor

Class Description                      Treatment Under Plan
-----------------                      --------------------
                                       and the holder of such Other Priority Claim, each
                                       holder of an Allowed Other Priority Claim will
                                       receive, in full satisfaction, settlement, release
                                       and discharge of and in exchange for such Allowed
                                       Other Priority Claim, either (A) Cash equal to the
                                       unpaid portion of such Allowed Other Priority Claim
                                       or (B) such other different treatment as to which
                                       the applicable Debtor and such holder will have
                                       agreed upon in writing.

                                       Other Priority Claims are Unimpaired. The holders of
                                       such Claims are, therefore, not entitled to vote on
                                       the Plan.

                                       Estimated Percentage Recovery: 100%

Class 2, Prepetition Secured Lender    Class 2 consists of Prepetition Secured Lender
 Claims                                Claims, which are Secured Claims arising under the
                                       Prepetition Transaction Documents (defined below)
Estimated Allowed Claims:              as of the Petition Date.
Approximately $108,351,000 in
principal plus fees and                Under the Plan, the holders of Prepetition
expenses permitted under               Secured Lender Claims, in full satisfaction,
the Prepetition Loan                   settlement, release and discharge of and in
Transaction Documents and              exchange for such Prepetition Secured Lender
such amount, if any, in unpaid         Claims, will receive on the Distribution
accrued interest as may be             Date, through the Prepetition Secured Lender
determined by the Bankruptcy           Agent,
Court.

                                             (i) their pro rata share of Term Note A in the
                                       aggregate principal amount of $42 million, minus the
                                       funded amount of the DIP Facility on the Effective
                                       Date, with the payment and lien priorities, terms
                                       and conditions set forth in the Term Note A
                                       Agreement;

                                             (ii) their pro rata share of Term Note B in the
                                       aggregate principal amount of $27 million with the
                                       payment and lien priorities, terms and conditions
                                       set forth in the Term Note B Agreement; and

                                             (iii) their pro rata share of 100% of the New
                                       Amcast Common Stock issued as of the Effective Date
                                       (as Amcast Interests will be cancelled pursuant to
                                       Section 4.4 of the Plan).

                                       Pursuant to the Plan, the Prepetition Secured
                                       Lenders will receive the distributions provided for
                                       Prepetition Secured Lender Claims in full
                                       satisfaction,

Class Description                      Treatment Under Plan
-----------------                      --------------------
                                       settlement, release and discharge of and in exchange
                                       for all Secured Claims arising under the Prepetition
                                       Transaction Documents.

                                       Prepetition Secured Lender Claims are Impaired. The
                                       holders of such Claims are entitled to vote on the
                                       Plan.

                                       Estimated Percentage Recovery: 65%

Class 3, Other Secured Claims          Class 3 consists of Other Secured Claims, each of which
Estimated Allowed Claims:              shall be placed in one or more subclasses hereunder,
                                       which are Secured Claims arising prior to the Petition
Approximately $0                       Date against any of the Debtors, other than a Prepetition
                                       Secured Lender Claim.

(The actual amount of Allowed          The Plan provides that on the Effective Date, at the
Claims for Class 3 could               option of the Reorganized Debtors, either (A) the
materially exceed the                  legal, equitable, and contractual rights of each
estimated amount shown                 holder of an Allowed Other Secured Claim will be
herein).                               reinstated in accordance with the provisions of
                                       section 1124(2) of the Bankruptcy Code, provided,
                                       however, that any contractual right that does not
                                       pertain to the payment when due of principal and
                                       interest on the obligation on which such Claim is
                                       based, including, but not limited to, financial
                                       covenant ratios, negative pledge covenants,
                                       covenants or restrictions on merger or
                                       consolidation, covenants regarding corporate
                                       existence, or covenants prohibiting certain
                                       transactions or actions contemplated by the Plan or
                                       conditioning such transactions or actions on certain
                                       factors, will not be required to be reinstated in
                                       order for a Claim to be considered reinstated; (B)
                                       each holder of an Allowed Other Secured Claim shall
                                       (I) retain the Liens securing such Allowed Other
                                       Secured Claim and (II) receive deferred Cash
                                       payments totaling at least the amount of such
                                       Allowed Other Secured Claim, of a value, as of the
                                       Effective Date, of at least the value of such
                                       holder's interest in the Estate's interest in such
                                       property; (C) the collateral securing such Allowed
                                       Other Secured Claim shall be surrendered to the
                                       holder of such Allowed Other Secured Claim; or (D)
                                       each holder of an Allowed Other Secured Claim shall
                                       be paid in full in Cash on the Effective Date.

                                       Other Secured Claims are Impaired. The holders of
                                       such Claims are, therefore, entitled to vote on the

Class Description                      Treatment Under Plan
-----------------                      --------------------
                                       Plan.

                                       Estimated Percentage Recovery: 100%

Subclass 3(i), Mechanic's Lien         Subclass 3(i) consists of Secured Claims of certain
Secured Claims                         creditors who have filed and perfected mechanic's
                                       liens that are not subject to avoidance in
Estimated Allowed Claims:              accordance with the provisions of Section 546(b) of
                                       the Bankruptcy Code. Under the Plan, the holders of
Approximately $0                       Mechanic's Lien Secured Claims shall, at the option
                                       of the Reorganized Debtors, receive the treatment
(The actual amount of Allowed          specified in Section 4.3(b)(i)(A), (B), (C), (D) of
Claims for Subclass 3(i)               the Plan as summarized above with respect to Class
could materially exceed                3, Other Secured Claims.
the estimated amount shown
herein).                               The Mechanic's Lien Secured Claims are Impaired. The
                                       holders of such Claims are, therefore, entitled to
                                       vote on the Plan.

                                       Estimated Percentage Recovery: 100%

Class 4, Key Continuing Vendor         Class 4 consists of Key Continuing Vendor Claims,
Claims                                 which are Claims of those Persons that the Debtors
                                       designated as Critical Vendors pursuant to the
Estimated Allowed Claims:              Critical Vendor Order.

Approximately $4,900,000               Under the Plan, each Allowed Key Continuing Vendor
                                       Claim will be Allowed in the amount set forth and
(The actual amount of Allowed          paid in accordance with the terms of the Trade
Claims for Class 4 could               Agreement executed between the Debtors and the
materially exceed or could be          Critical Vendor in accordance with the terms of the
materially less than the               Critical Vendor Order.
estimated amount shown herein).

                                       Payments scheduled to be made by the Debtors
                                       pursuant to the Trade Agreement and Critical Vendor
                                       Order shall continue to be made by the Reorganized
                                       Debtors following the Effective Date. Any other
                                       unsecured Claim that is, or otherwise could have
                                       been, asserted by the holder of such Key Continuing
                                       Vendor Claim will be disallowed.

                                       Key Continuing Vendor Claims are Impaired. The
                                       holders of such Claims are, therefore, entitled to
                                       vote on the Plan.

                                       Estimated Percentage Recovery: 100%

Class Description                      Treatment Under Plan
-----------------                      --------------------
Class 5, General Unsecured Claims      Class 5 consists of General Unsecured Claims
                                       against the Debtors that are not Secured
Estimated Allowed Claims:              Claims, Administrative Claims, Priority Tax
                                       Claims, Other Priority Claims, Key Continuing
Approximately $43,700,000              Vendor Claims, Intercompany Claims, or
                                       Non-Compensatory Damages Claims.
(The actual amount of Allowed Claims
for Class 5 could materially exceed    The Plan provides that each holder of an
or could be materially less than the   Allowed General Unsecured Claim will receive a
estimated amount shown herein).        lump sum cash payment on the Distribution Date
                                       in an amount equal to its pro rata share of
                                       the Unsecured Claims Reserve. See Article
                                       VII.C.2(f).

                                       General Unsecured Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                       Estimated Percentage Recovery: 2%

Class 6, Intercompany Claims           Class 6 consists of Intercompany Claims which
                                       are Claims, arising prior to the Petition Date
Estimated Allowed Claims:              against any of the Debtors by another Debtor
Approximately $0                       or by a non-Debtor subsidiary or affiliate of
                                       a Debtor, but only to the extent that such
(The actual amount of Allowed Claims   affiliate is a direct or indirect subsidiary
for Class 6 could materially exceed    of Amcast.
the estimated amount shown herein).
                                       Under the Plan, subject to the Restructuring
                                       Transactions as set forth in Section 6.3 of
                                       the Plan, no holder of an Intercompany Claim
                                       will receive or retain any property under the
                                       Plan on account of such Claim and all
                                       Intercompany Claims will be discharged as of
                                       the Effective Date.

                                       Holders of Intercompany Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

                                       Estimated Percentage Recovery: 0%

Class 7, Non-Compensatory Damages      Class 7 consists of Non-Compensatory Damages
Claims                                 Claims which are comprised of any Claim
                                       against any of the Debtors, for any fine,
Estimated Allowed Claims:              penalty, or forfeiture, or multiple,
Approximately $0                       exemplary, or punitive damages, to the extent
                                       that such fine, penalty, forfeiture, or damage
(The actual amount of Allowed Claims   is not compensation for actual pecuniary loss
for Class 7 could materially exceed    suffered by the holder of such Claim,
the                                    including any such claim

Class Description                      Treatment Under Plan
-----------------                      --------------------
estimated amount shown herein).        based upon, arising from, or relating to any
                                       cause of action whatsoever (including, without
                                       limitation, violation of law, personal injury,
                                       or wrongful death, whether secured or
                                       unsecured, liquidated or unliquidated, fixed
                                       or contingent, matured or unmatured, known or
                                       unknown, foreseen or unforeseen, then existing
                                       or thereafter arising in law, equity or
                                       otherwise).

                                       Under the Plan, the holders of
                                       Non-Compensatory Damages Claims will not
                                       receive or retain any property under the Plan
                                       on account of such Claims. All
                                       Non-Compensatory Damages Claims will be
                                       discharged as of the Effective Date.

                                       Non-Compensatory Damages Claims are Impaired
                                       and will receive no distribution under the
                                       Plan. The holders of such Claims are,
                                       therefore, deemed to have rejected the Plan
                                       and are not entitled to vote on the Plan.

                                       Estimated Percentage Recovery: 0%

Class 8, Amcast Interests              Class 8 consists of Amcast Interests which are
                                       collectively, all equity interests in Amcast
                                       and its Debtor affiliates (other than Amcast's
                                       equity interests in the other affiliated
                                       debtor entities), including, without
                                       limitation, the Old Amcast Common Stock, and
                                       any warrants, option rights, conversion
                                       rights, rights of first refusal, causes of
                                       action, or other rights, contractual or
                                       otherwise, to acquire or receive any stock or
                                       other equity ownership interests in Amcast or
                                       any of its Debtor affiliates, and any
                                       contracts, subscriptions, commitments, or
                                       agreements pursuant to which a party was or
                                       could have been entitled to receive shares,
                                       securities, or other ownership interests in
                                       Amcast or any of its Debtor affiliates as of
                                       the Petition Date.

                                       Under the Plan, all Amcast Interests of any
                                       kind, will be cancelled as of the Effective
                                       Date and the holders thereof will not receive
                                       or retain any property under the Plan on
                                       account of such Interests.

                                       Amcast Interests are Impaired and will receive
                                       no distribution under the Plan. The holders of
                                       such Interests are, therefore, deemed to have
                                       rejected the Plan and are not entitled to vote
                                       on the Plan.

Class Description                      Treatment Under Plan
-----------------                      --------------------
                                       Estimated Percentage Recovery:  0%

      THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                                   ARTICLE III

                     PLAN VOTING INSTRUCTIONS AND PROCEDURES

      A. Notice to Holders of Claims and Interests. Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement contains information of a kind and in sufficient and adequate detail to enable holders of Claims to make an informed judgment whether to accept or reject the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT OR THE SUMMARY, IF ANY, DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR THEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

      IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF CLAIMS ENTITLED TO VOTE AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES AND SCHEDULES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

      THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, or the approved summary, if any, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein or therein. No such unauthorized information should be relied upon in making a determination to vote to accept or reject the Plan. Following distribution of this Disclosure Statement, the Debtors and all other parties in interest shall be entitled to solicit votes to accept or reject the Plan.

      B. Voting Rights. Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as "impaired" by a plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on the plan. In this Chapter 11 Case, under the Plan, only holders of Claims in classes 2, 3, 4 and 5 are entitled to vote on the Plan. Claims and Interests in other Classes are either unimpaired and their holders are deemed to have accepted the Plan, or they are receiving no distributions under the Plan and their holders are deemed to have rejected the Plan.

      Notwithstanding the foregoing, only holders of Allowed Claims in the voting Classes are entitled to vote on the Plan. A Claim which is unliquidated, contingent or disputed is not an Allowed Claim, and is thus not entitled to vote, unless and until the amount is estimated or determined, or the dispute is determined, resolved or adjudicated in the Bankruptcy Court or another court of competent jurisdiction, or pursuant to agreement with the Debtors. However, the Bankruptcy Court may deem a contingent, unliquidated or disputed Claim to be allowed on a provisional basis, for purposes only of voting on the Plan. If your Claim is contingent, unliquidated or disputed, you will receive instructions for seeking temporary allowance of your Claim for voting purposes, and it will be your obligation to obtain an order provisionally allowing your Claim.

      Holders of Allowed Claims in the voting Classes may vote on the Plan only if they are holders as of the VOTING RECORD DATE.

      C. Solicitation Materials. In soliciting votes for the Plan pursuant to this Disclosure Statement or the approved summary, if any, the Debtors, through their voting agent JPMorgan Trust Company, National Association (the "Voting Agent"), will send to holders of Claims who are entitled to vote copies of (a) the Disclosure Statement and Plan, (b) the notice of, among other things, (i) the date, time and place of the hearing to consider confirmation of the Plan and related matters and (ii) the deadline for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"), (c) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan and (d) other materials as authorized by the Bankruptcy Court.

      If you are the holder of a Claim who is entitled to vote, but you did not receive a ballot, or if your ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the following:

            JPMorgan Trust Company, National Association
            c/o Administar Services Group
            8475 Western Way, Suite 110
            Jacksonville, FL 32256
            Tel: (904) 807-3023

      D. Voting Procedures, Ballots and Voting Deadline. After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying ballot. You should complete and sign your original ballot (copies will not be accepted) and return it as instructed in the envelope provided.

      Each ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot or ballots sent to you with this Disclosure Statement.

      IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN _____________, 2005 AT 4:00 P.M. EASTERN TIME (THE "VOTING DEADLINE") BY THE FOLLOWING:

            JPMorgan Trust Company, National Association
            c/o Administar Services Group
            8475 Western Way, Suite 110
            Jacksonville, FL 32256

            ATTENTION: AMCAST INDUSTRIAL CORPORATION

      UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, FAXED BALLOTS WILL NOT BE ACCEPTED. BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE COUNTED AS AN ACCEPTANCE. DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT.

      If you have any questions about (a) the procedure for voting your Claim,
(b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

            THOMPSON HINE LLP
            3900 KEY CENTER, 127 PUBLIC SQUARE
            CLEVELAND, OHIO 44114-1291
            TELEPHONE: (216) 566-5500
            ATTENTION: Jeremy M. Campana, Esq.

      For further information and general instruction on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your ballot.

      THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.

      E. Special Notice Concerning Voting.

            1. Releases with Respect to Holders of Claims that Vote to Accept the Plan.

                  (a) Releases from Holders of Claims that Vote to Accept the
            Plan. PURSUANT TO THE PLAN, EACH HOLDER OF A CLAIM THAT AFFIRMATIVELY VOTES IN FAVOR OF THE PLAN WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS,

            OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES AGAINST (I) THE DEBTORS' NON-DEBTOR SUBSIDIARIES, (II) THE PREPETITION SECURED LENDERS, THE PREPETITION SECURED LENDER AGENT, THE CREDITORS COMMITTEE (BUT NOT ITS MEMBERS IN THEIR INDIVIDUAL CAPACITIES), AND THEIR RESPECTIVE PRESENT AGENTS OR PROFESSIONALS, AND (III) ANY OF THE DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS SERVING IMMEDIATELY PRIOR TO THE EFFECTIVE DATE, THOSE OF DEBTORS' DIRECTORS, OFFICERS AND EMPLOYEES DESIGNATED ON EXHIBIT C TO THE PLAN, AND ANY OF THE DEBTORS' PRESENT AGENTS OR PROFESSIONALS (INCLUDING ANY PROFESSIONALS RETAINED BY THE DEBTORS), (ALL OF THE FOREGOING BEING REFERRED TO COLLECTIVELY AS THE "CLAIMHOLDER RELEASEES") IN CONNECTION WITH OR RELATED TO THE DEBTORS, THE CHAPTER 11 CASE, OR THE PLAN (OTHER THAN THE RIGHTS UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREUNDER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS OR THE REORGANIZED DEBTORS, THE CHAPTER 11 CASE, OR THE PLAN; PROVIDED, HOWEVER, THAT AN AFFIRMATIVE VOTE IN FAVOR OF THE PLAN SHALL NOT RELEASE ANY PERSON (OTHER THAN THE DEBTORS) FROM ANY CONTRACTUAL OBLIGATION OWED TO THE HOLDER OF A CLAIM, INCLUDING WITHOUT LIMITATION, OBLIGATIONS UNDER PROMISSORY NOTES, GUARANTEES, OR SIMILAR INSTRUMENTS, WHETHER RELATED TO THE DEBTORS OR OTHERWISE.

                  Creditors may have independent claims against one or more of the Claimholder Releasees. The Debtors have no actual knowledge of any such claims, but cannot warrant to creditors that they do not exist. Since a vote in favor of the Plan will release whatever creditor claims do exist, if any, against Claimholder Releasees, creditors should consult their own counsel for information and advice as to whether any such claims exist and the value or merit of any such claims. If a creditor does not wish to give the releases contemplated under the Plan, then the creditor should vote to reject the Plan. Any party in interest may object to the proposed third party release provisions. The Debtors have the burden of proof at the Confirmation Hearing to satisfy the applicable standards for third party releases.

                  (b) Releases in Favor of Holders of Claims that Vote to Accept the Plan. EACH OF THE CLAIMHOLDER RELEASEES WILL BE DEEMED TO

            FOREVER RELEASE, WAIVE AND DISCHARGE ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS OR THE REORGANIZED DEBTORS, THE CHAPTER 11 CASE, OR THE PLAN, AGAINST EACH HOLDER OF A CLAIM THAT AFFIRMATIVELY VOTES IN FAVOR OF THE PLAN. THE FOREGOING RELEASE DOES NOT COVER AVOIDANCE ACTIONS UNDER SECTIONS 544, 547, 548, 549, 550 AND 553 OF THE BANKRUPTCY CODE WHICH ARE RESERVED UNDER THE PLAN AND MAY BE PURSUED BY THE REORGANIZED DEBTORS. SEE ARTICLE VI.J.2, INFRA.

      F. Confirmation Hearing and Deadline for Objections to Confirmation. Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for _________, 2005, at _______, Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection, and the amount and Class of the Claim or Interest held by the objector. Any such objection must be filed with the Bankruptcy Court on or before ____________, 2005, at _______ p.m. Eastern Time. Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.

                                   ARTICLE IV

                   GENERAL INFORMATION CONCERNING THE DEBTORS

      A. Corporate Information Concerning Debtors. Amcast was organized as an Ohio corporation under the name The Dayton Malleable Iron Company on July 8, 1869. Its name was changed to Dayton Malleable Inc. on December 14, 1973 and to Amcast Industrial Corporation on December 14, 1983. The other Debtors are comprised of (i) the eleven, direct or indirect, wholly-owned subsidiaries of Amcast listed below, (ii) LBC Group Corp., a 96.5% owned subsidiary, (iii) Casting Technology Company, a joint venture partnership, and (iv) AS International, Inc., a wholly-owned limited liability company. Certain information concerning these subsidiaries, the joint venture partnership and the limited liability company, all of whom are Debtors, is as follows:

            1. Amcast Automotive of Indiana, Inc. ("Amcast Indiana") was incorporated in the State of Indiana on July 26, 1983 as DMI-TEK Inc. ("DMI"). Amcast acquired fifty percent (50%) of the stock of DMI in 1983 as a joint venture with Dynamark, Inc. and later acquired the remaining stock of DMI on or about January 15, 1987. In 2000, DMI changed its name to Amcast Automotive of Indiana, Inc. Amcast Indiana is engaged in the business of manufacturing cast aluminum wheels for use on automobiles and light trucks. Amcast Indiana employs approximately 590 employees at two locations, one in Fremont, Indiana and the other in Gas City, Indiana. The majority of

      Amcast Indiana's employees are involved in manufacturing, with the balance engaged in administrative and clerical activities. For the fiscal year ending August 31, 2004 ("Fiscal 2004"), Amcast Indiana had, on an unaudited basis, net sales and adjusted EBITDA of approximately $130,719,000 and $18,386,000, respectively.

            2. Speedline North America, Inc. ("Speedline") was incorporated in the State of Indiana on February 22, 2000. Speedline is a wholly-owned subsidiary of Amcast Indiana. Speedline is currently an inactive corporation and does not employ any individuals.

            3. Amcast Casting Technologies, Inc. ("ACT") was incorporated in the State of Indiana on November 22, 1993 and is a wholly-owned subsidiary of Amcast. ACT was incorporated for the sole purpose of acquiring a joint venture partnership interest in CTC (defined below) in November 1993. ACT currently owns a 60% partnership interest in CTC. ACT has no employees.

            4. Izumi, Inc. ("Izumi") was incorporated in the State of Delaware on May 26, 1992. Izumi was incorporated for the sole purpose of acquiring a joint venture partnership interest in CTC in November 1993. On or about May 31, 2001, Amcast acquired 100% of the issued and outstanding stock of Izumi. Izumi currently owns a 40% partnership interest in CTC. Izumi has no employees.

            5. Casting Technology Company ("CTC") was formed as a joint venture partnership by ACT and Izumi on or about November 22, 1993. CTC is located in Franklin, Indiana, and is engaged in the business of using proprietary squeeze casting technology in the production of aluminum vehicle suspensions, brake systems and steering knuckles for use on automobiles and light trucks. CTC employs approximately 90 employees. The majority of CTC's employees are involved in manufacturing, with the balance engaged in administrative and clerical activities. For Fiscal 2004, CTC had, on an unaudited basis, combined net sales and adjusted EBITDA of approximately $22,572,000 and $3,454,000, respectively.

            6. Amcast Automotive, Inc. ("AAI"), was incorporated in the State of Michigan on August 31, 1987 as Midwest Marketing Services, Inc. On or about August 19, 1994, Midwest Marketing Services, Inc. changed its name to Amcast Automotive, Inc. AAI is a wholly-owned subsidiary of Amcast. AAI sold substantially all of its assets on or about August 23, 2004 and currently has five employees.

            7. Amcast Plumbing, Inc. ("API") was incorporated in the State of Indiana as Elkhart Products Corporation ("Elkhart") on or about December 14, 1977. Amcast acquired 100% of the stock of Elkhart on or about July 29, 1983. Elkhart sold substantially all of its assets on or about August 2, 2004. In connection with the sale of its assets, Elkhart changed its name to Amcast Plumbing, Inc. on or about August 2, 2004. As a consequence of the sale of substantially all of its assets, API currently has no business operations or employees.

            8. LBC Group Corp. ("LBC Group") was incorporated in the State of Delaware on April 16, 1997. LBC Group is a wholly-owned subsidiary of Amcast, which acquired one hundred percent (100%) of the stock of LBC Group on or about April 9, 1998. LBC Group is a holding company and does not employ any individuals. LBC Group owns 96.5% of the stock of Lee Brass Company ("LBC"). Halstead Industries, Bopp & Reuther and Alabama Gas Corporation own 1.21%, 1.19% and 1.09% of the stock of LBC, respectively.

            9. LBC was incorporated in the State of Delaware on October 22, 1986. LBC is located in Anniston, Alabama and is engaged in the business of manufacturing cast brass products and components for use in connection with residential, commercial, industrial and marine plumbing systems. As of August 31, 2004, LBC employed approximately 235 employees. The majority of LBC's employees are involved in manufacturing, with the balance engaged in administrative and clerical activities. For Fiscal 2004, LBC had, on an unaudited basis, net sales and adjusted EBITDA of approximately $32,699,000 and $1,231,000, respectively.

            10. Amcast Industrial Financial Services, Inc. ("AIFS") was incorporated in the State of Ohio on or about August 27, 1984 and is a wholly-owned subsidiary of Amcast. AIFS does not employ any individuals or have any ongoing business operations.

            11. Amcast Investment Services Corporation ("AISC") was incorporated in the State of Delaware on December 27, 1995 and is a wholly-owned subsidiary of Amcast. On December 29, 1995, Amcast Industrial Investment, a former subsidiary of Amcast, merged into AISC, with AISC as the surviving corporation. AISC maintains its registered offices in Wilmington, Delaware and employs one individual. AISC functions as a passive investment company for tax planning purposes.

            12. Amcast Aviation Corporation ("Amcast Aviation") was incorporated in the State of Ohio on or about July 18, 1985 and is a wholly-owned subsidiary of Amcast. Amcast Aviation does not actively conduct any business within or outside the State of Ohio and does not employ any individuals.

            13. Amcast Precision Products, Inc. ("Amcast Precision") was incorporated in the State of California on or about May 1, 1984 as Hemet Steel Casting Corporation. Amcast acquired 100% of the stock of Hemet Steel Casting on or about June 29, 1987 and subsequently changed the name of the corporation to Amcast Precision Products, Inc. Amcast sold the assets of Amcast Precision in March 1998. Consequently, Amcast Precision is no longer an active corporation and does not employ any individuals.

            14. Flagg Brass, LLC ("Flagg") is a limited liability company organized under the laws of the State of Ohio. Amcast is the sole member of Flagg. For federal tax purposes, Flagg is treated as a division of Amcast. Flagg maintains assets in Stowe, Pennsylvania, but does not employ any individuals and does not have any ongoing business operations.

            15. AS International, Inc. ("AS International") was incorporated in the State of Delaware on or about June 12, 1997 and is a wholly-owned subsidiary of Amcast. AS International is a holding company and does not employ any individuals and has no ongoing business operations.

      B. Overview of Business Operations. For more than 100 years, Amcast's core business had been the operation of iron and steel foundries that manufactured large, heavy castings for original equipment manufacturers in the transportation, construction, air-conditioning and refrigeration industries. In the early 1980s, Amcast embarked on a restructuring program that involved the sale of all twelve of its iron and steel foundries and the transformation of Amcast into a manufacturer of technology-intensive metal products in a variety of shapes, sizes, and metals for sale to end users, distributor and wholesaler organizations, and original equipment manufacturers and suppliers. After the restructuring, Amcast operated in two business segments - Engineered Components and Flow Control.

            1. Engineered Components. The objectives of the Engineered Components business were to develop and produce high-integrity, lightweight aluminum cast products that required complex engineering and were responsive to its OEM automotive customers needs to reduce car weight for fuel efficiency and to reduce the cost of components. The Engineered Components segment manufactured three principal product lines: aluminum wheels, components, and squeeze-cast components.

                  (a) Aluminum Wheels. Amcast began manufacturing aluminum
            wheels in 1984 at its Fremont, Indiana facility (145,000 square feet) and commenced wheel manufacturing operations at its Gas City, Indiana facility (196,000 square feet) in January 1993. Aluminum wheels are favored in the marketplace because they are lightweight, which helps to reduce fuel consumption and emissions, and have distinctive styling and cosmetic appeal to consumers. Amcast engineers work closely with OEM designers and engineers to develop distinctive, decorative aluminum wheels for future model years and to develop and purchase the tooling necessary to manufacture these wheels. Aluminum wheels accounted for approximately $132,719,000 of sales in Fiscal 2004.

                  (b) Squeeze-cast products. Amcast began producing squeeze-cast components at its Franklin, Indiana facility (183,000 square feet) in 1993 in a joint venture arrangement with a Japanese company. Amcast acquired 100% of the joint venture in May 2001. At this facility, a squeeze casting method is used to produce aluminum automotive suspension, brake system, and air conditioner compressor products. Squeeze-cast products accounted for approximately $22,572,000 of sales in Fiscal 2004.

                  (c) Components. Amcast produced aluminum components for
            automotive customers at the Cedarburg, Wisconsin facility (149,000 square feet), the Richmond, Indiana facility (97,000 square feet) and the Wapakoneta, Ohio facility (206,000 square feet). Amcast sold its aluminum components business, including the manufacturing facilities located in Richmond, Indiana and

            Wapakoneta, Ohio, to Park-Ohio Holdings Corporation ("Park Ohio") on August 23, 2004. The land and building located in Cedarburg, Wisconsin were not conveyed to Park Ohio due to certain environmental issues associated with that facility.

            2. Flow Control. Amcast's Flow Control business was established through the acquisition of four businesses: Stanley G. Flagg & Company in 1982, Elkhart Products Corporation in 1983, Superior Valve Company in 1986, and the Lee Brass Company in 1998. The Superior Valve Company was sold in 1998. Until recently, the Flow Control segment consisted of two principal product lines.

                  (a) Elkhart Plumbing Products. With the acquisition of Elkhart
            Products Corporation in 1983, Amcast became a leading manufacturer of copper plumbing fittings, having the broadest line of copper plumbing fittings available in the United States. Its copper fittings, which included tees, elbows, adapters, couplings and unions, are used in new construction and maintenance as well as in the retrofitting of plumbing, air conditioning and refrigeration systems in existing structures. Its sales were about evenly divided between commercial and residential users. Elkhart plumbing products were manufactured at facilities in Elkhart, Indiana (222,000 square feet), Fayetteville, Arkansas (108,000 square feet), and Geneva, Indiana (106,000 square feet). Amcast sold its Elkhart plumbing business, including the three manufacturing facilities mentioned in this subparagraph, to a U.S. subsidiary of the Dutch group Aalberts Industries N.V. on August 2, 2004.

                  (b) Lee Brass Products. Amcast acquired its Lee Brass product line with the acquisition of LBC in 1998. Lee Brass products consist of a line of cast brass products for use in residential, commercial, and industrial plumbing systems. With the acquisition of LBC, Amcast closed its Flagg Brass foundry in Stowe, Pennsylvania in 1998 and consolidated the Flagg line with Lee Brass. Amcast's brass products and components are manufactured at its Anniston, Alabama facility (425,000 square feet). As of August 31, 2004, LBC employed approximately 235 employees. The majority of LBC's employees are involved in manufacturing, with the balance engaged in administrative and clerical activities. Brass products accounted for approximately $32,699,000 of sales in Fiscal 2004.

      C. Summary of Current Operations. The following is a summary of key information concerning Amcast's current operations at December 1, 2004:

      1. ENGINEERED COMPONENTS - Cast Aluminum Wheels

      *Projected sales for Fiscal 2005 - $126,400,000

      *Facilities and employees at December 1, 2004:

            *Fremont, Indiana; owned facility; 145,000 square feet; used for casting, machining and painting aluminum wheels; 312 employees, none of whom are covered by collective bargaining agreements.

            *Gas City, Indiana; land leased under 99-year lease expiring in 2091; 196,000 square feet; used for casting, machining and painting aluminum wheels; 274 employees, none of whom are covered by collective bargaining agreements.

            *Detroit, Michigan; leased with a term expiring on August 31, 2005; approximately 24,000 square feet; used for automotive prototype processing and parts storage for Fremont facility; no employees.

            *Southfield, Michigan; sub-leased with a term expiring on August 31, 2005; 11,000 square feet; used for automotive sales, product development and engineering; 5 employees, none of whom are covered by collective bargaining agreements.

      *Products sold directly to automotive OEMs. Principal customers in Fiscal 2004: General Motors Corporation, Daimler Chrysler, and Tecstar.

      2. ENGINEERED COMPONENTS - Squeeze Cast Products

      *Projected sales for Fiscal 2005 - $19,400,000

      *Facilities and employees at December 1, 2004:

            *Franklin, Indiana; owned facility; 183,000 square feet; high-volume aluminum high-pressure squeeze casting plant used to produce aluminum automotive suspension and air conditioner compressor products; 78 employees, none of whom are covered by collective bargaining agreements.

      *Products sold directly to tier one automotive suppliers. Principal customers in Fiscal 2004: Metaldyne and TRW.

      3. FLOW CONTROL - Lee Brass Products

      *Projected sales for Fiscal 2005 - $27,900,000

      *Facilities and employees at December 1, 2004:

            *Anniston, Alabama; owned facility; 425,000 square feet; brass foundry, with machining, warehouse and distribution functions used in connection with the manufacture and sale of a line of cast brass products for use in residential, commercial, and industrial plumbing systems; 232 employees, none of whom are covered by collective bargaining agreements.

      *Products sold for use in residential, commercial and industrial plumbing systems. Lee Brass has a diverse customer base.

      D. Management and Employees.

            1. Board of Directors. Amcast's Board of Directors (the "Board" or the "Board of Directors") oversees its management, reviews its long-term strategic plans and exercises direct decision making authority in key areas. Set forth below is information with respect to Amcast's Board members:

      - Byron O. Pond, Chairman of the Board and Chief Executive Officer of Amcast, has been a director since February 2001, Chairman of the Board since April 2002, and Chief Executive Officer since November 2004. He also served as Chief Executive Officer of Amcast from February 2001 to July 2003. He was non-executive Chairman of the Board from February 2004 to November 2004.

      - Richard A. Smith has been a director of Amcast since December 2003 and Vice President and Chief Financial Officer since October 2004.

      -     Robert C. Ayotte has been a director of Amcast since December 2003.

      -     Don R. Graber has been a director of Amcast since July 2001.

      -     R. William Van Sant has been a director of Amcast since October
            1993.

      -     Walter E. Blankley has been a director of Amcast since February
            1994.

      -     William G. Roth has been a director of Amcast since December 1989.

                  Amcast's employee directors do not receive any compensation for services performed as directors or for meeting attendance. Each non-employee director receives a yearly stipend of $16,000 and is paid $1,000 for each Board or committee meeting that he attends. Non-employee directors who chair a standing committee receive an additional $3,000 yearly stipend.

            2. Executive Officers and Key Employees. Set forth below is information with respect to Amcast's executive officers and key employees:

      * Byron O. Pond, age 68, has been a director since February 2001, Chairman of the Board since April 2002, and Chief Executive Officer since November 2004. He also served as Chief Executive Officer of Amcast from February 2001 to July 2003. He was non-executive Chairman of the Board from February 2004 to November 2004. From February 2001 to April 2002, Mr. Pond was President and Chief Executive Officer of Amcast. From 1996 to 1998, Mr. Pond served as Chairman and Chief Executive Officer of Arvin Industries, Inc. (a leading manufacturer of automotive emission and ride control systems) and from 1993 to 1996 as President and Chief Executive Officer of Arvin. He became Arvin's President and Chief Operating Officer in 1991. Mr. Pond is also a director of Cooper Tire & Rubber Company, Precision Castparts Corp. and GSI Lumonics.

      * Richard A. Smith, age 58, has been a director of Amcast since December 2003 and Vice President and Chief Financial Officer since October 2004. Mr. Smith was Executive Vice President and Chief Financial Officer for Lennox, International Inc. from 2001 to 2004. He was Chief Financial Officer and Chief Administrative Officer for Zonetrader.com, a leading provider of full-service asset management solutions from 2000 to 2001. Prior to joining Zonetrader.com, Mr. Smith had served since 1990 as Vice President of Finance and Chief Financial Officer for Arvin Industries, Inc., a leading global manufacturer of automotive components.

      * Dean Meridew, age 50, has been Vice President and General Manager of the North American Wheel Division since September 1999. From September 1997 to September 1999, he was Vice President, Amcast Europe. From June 1992 to September 1997, he was Division Manager for Amcast's North American wheel operations. Prior to that, Mr. Meridew was Operations Manager and Engineering Manager within Amcast's North American wheel operations since January 1985.

      * Jeffrey A. McWilliams, age 41, has been Vice President of Administration and Secretary of Amcast since August 2003. Mr. McWilliams was Director of Taxation of Amcast from November 1996 to August 2003. From 1991 to 1996, he was Corporate Tax Manager for American Premier Underwriters.

            3. Employees/Labor Relations. As of the Petition Date, Amcast employed approximately 920 employees in 5 states. A majority of Amcast's employees are involved in production and operations, with the balance engaged in administration, research and development, sales and customer service. None of Amcast's current employees are subject to collective bargaining agreements.

            4. Compensation and Benefits.

                  (a) Prepetition Pension Plan. Amcast sponsors a defined
            benefit pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. Sections 1301-1461 and intended to be tax-qualified pursuant to section 401(a) of the Internal Revenue Code. The defined benefit pension plan covers certain current and former employees. On March 11, 2005, Amcast served on the participants in the defined benefit pension plan a Notice of Intent to Terminate the plan effective May 31, 2005. Amcast has filed, or will file, a motion with the Bankruptcy Court for approval of a distress termination of the plan in accordance with the provisions of ERISA.

                  (b) Prepetition 401(k) Plans. Amcast also sponsors two (2)
            defined contribution plans which are intended to be tax qualified in accordance with Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and to include qualified cash or deferred arrangements, as described in Section 401(k) of the Code. One of these plans covers only former unionized employees who were members of one or more of the collective bargaining units set forth in the plan. The other covers certain current and former employees. Amcast intends to continue one or both of these plans, at least temporarily.

                  (c) Postconfirmation Compensation and Benefits. After the
            Effective Date and except for the defined benefit pension plan, the Debtors intend to continue to provide compensation and benefits consistent with those historically offered. Under the Plan, except to the extent (i) previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, or (ii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iii) previously terminated, or (iv) as provided in Section 7.5(a) of the Plan, all compensation and benefit programs of the Debtors, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan. Nothing contained in the Plan is intended to modify the existing terms of such compensation and benefit programs, including, without limitation, the Debtors' rights of termination and amendment thereunder.

                  (d) Key Employee Retention Plan. Following the filing of the
            Debtors' Chapter 11 petition, the Debtors developed a Key Employee Retention Plan (the "KERP Plan") that was designed to address the heightened uncertainties facing certain key employees as a result of the commencement of the Debtors' bankruptcy proceedings. On January 18, 2005, the Debtors filed with the Bankruptcy Court a motion for an Order approving the KERP Plan (the "KERP Motion"). After negotiations and agreement with the Creditors' Committee, the Prepetition Secured Lenders and the Office of the United States Trustee, on February 14, 2005, the KERP Plan was approved by the Bankruptcy Court in the form of an agreed order (the "KERP Order").

            The KERP Plan offers retention bonuses to the Debtors' Key Employees in three separate categories:

                        (i) Group One:

                  Group 1 is comprised of eight Key Employees(2) who are critical to the Debtors' survival during their Chapter 11 reorganization proceedings and to their successful emergence from Chapter 11.

                  With respect to the two most senior members of Group 1, the KERP Plan provides that the Debtors' Vice President - Finance and CFO is eligible to receive up to 50%, and that the Debtors' Vice President - Administration and Secretary is eligible to receive up to 75%, of their respective annual base salaries as a retention bonus. Those two Key Employees will earn and receive their retention bonuses, provided they still are then in the Debtors' employ, as follows: (a) one-half on the date the Court approves the Disclosure Statement; and (b) one-half on the first to occur of the date the Court confirms the Debtors' plan of reorganization (the "Confirmation Date") or the date the Debtors close a sale of all or substantially all of their assets or stock (a "Sale Date").

--------------------
(2) Notably, Byron O. Pond, the President and Chief Executive Officer of Amcast Industrial Corporation, voluntarily has elected to forego any retention bonus even though he currently plans to remain as President and CEO for the duration of the reorganization process.

                  If, however, either of those two Key Employees voluntarily terminates his employment with the Debtors prior to the Confirmation Date (except as a result of his death or disability), then such Key Employee promptly shall refund to the Debtors all amounts (net of any payroll withholding taxes and other deductions) he theretofor has received under the KERP Plan.

                  The KERP Plan further provides that the other five members of Group 1 are eligible to receive as a retention bonus an amount equal to 50% of his or her annual base salary, provided each such Key Employee still is employed by the Debtors on the first to occur of the Confirmation Date or a Sale Date.

                  The aggregate maximum amount payable under the KERP Plan to the members of Group One is $411,600.

                        (ii) Group Two:

                  Group 2 is comprised of eight Key Employees who are crucial to the proper administration of the Debtors' businesses and to an effective and efficient transition to a lower cost structure after the Debtors emerge from Chapter 11.

                  The KERP Plan provides that the two most senior members of Group 2 - the Treasurer and the Controller of the Debtors - each is eligible to receive incentive compensation equal to two weeks' pay for each week he is employed by the Debtors after the Petition Date (subject to a maximum bonus of 26 weeks' pay). The other six members of Group 2 each is eligible to receive incentive compensation equal to one weeks' pay for each week he or she is employed by the Debtors after the Petition Date (subject to a maximum bonus of 12 weeks' pay). Earned incentive compensation will be paid bi-weekly in accordance with the Debtors' normal payroll practices beginning immediately after the Key Employee's termination of employment. The aggregate maximum amount payable under the KERP Plan to the members of Group 2 is $223,900.

                        (iii) Group Three:

                  Group 3 is comprised of seven managers who are responsible for the operations of the Debtors' manufacturing facilities including, without limitation, managing the Debtors' day-to-day logistical interaction with their suppliers and customers.

                  The KERP Plan provides that one of these Key Employees is eligible to receive a retention bonus equal to 75% of his annual base salary provided he remains in the Debtors' employ for at least 90 days following the Confirmation Date or until a Sale Date, whichever first occurs.

                  The KERP Plan also provides that the other six members of Group 3 each is eligible to receive 30% of his annual base salary subject to the same condition. Key Employees in Group 3 will receive their bonuses in one lump sum payable on the first business day that follows the 90th day after the Confirmation Date or on a Sale Date, as the case may be.

                  The aggregate maximum amount payable under the KERP Plan to the members of Group 3 is $376,500.

            Each Key Employee who has earned a retention bonus or incentive compensation under the KERP Plan as described above shall be required, as a condition precedent to the Debtors' payment of any such benefits, to release in writing any and all claims such Key Employee has, or may have, against any of the Debtors or the Debtors' estates, except as provided in the KERP Order.

            In addition, under the KERP Plan all Key Employees will continue to be covered by the Debtors' self-insured medical plan during their employment and for any post-employment period over which his or her retention bonus or incentive compensation is payable and all Key Employees will be entitled to be paid upon their termination of employment for their earned but unused vacation time (including vacation time accrued prior to the Petition Date).

            Future compensation and benefit decisions will be made by the Board of Directors of Reorganized Amcast. Depending upon such decisions, there is no assurance that Key Employees will continue in the employ of the Reorganized Debtors.

      E. Prepetition Capital Structure of Amcast

      Prepetition Equity (through but not including the Effective Date). Amcast is currently authorized to issue 15,000,000 common shares, without par value, and 1,000,000 preferred shares. As of December, 2004, there were approximately 9,709,000 common shares outstanding and no preferred shares were outstanding. Amcast's common shares are registered under Section 12(g) of the Securities Exchange Act of 1934. Amcast's common shares were traded on the New York Stock Exchange under the symbol "AIZ" until April 1, 2003. On April 1, 2003, Amcast common shares ceased trading on the New York Stock Exchange and began trading on the OTC Bulletin Board under the symbol "AICO.OB." As of December 31, 2004, there were 5,600 holders of record of the Amcast's common shares. Amcast believes the following entities own more than 5% of its outstanding common shares: Sligo Partners, Amcast Salary Deferral Plans, Dimensional Fund Advisors and AXA Rosenberg Investment Management. On the Effective Date, Amcast will amend its Certificate of Incorporation providing that as of the Effective Date the authorized common shares of Reorganized Amcast will be 1,000 shares.

            1. Material Prepetition Debt Obligations.

                  (a) Debtors' material prepetition debt obligations are
            governed by the Prepetition Transaction Documents which consist of:
            (i) the Prepetition Secured

            Credit Agreement, (ii) the Line of Credit Documents, (iii) the Northwestern Note Agreement, and (iv) the Principal Note Agreement. Said Prepetition Transaction Documents are specifically defined in the Plan. All of the prepetition debt obligations governed by the Prepetition Transaction Documents are secured by security interests and liens in virtually all of the Debtors' assets. The principal amount due and owing as of the Petition Date by individual tranche of secured debt is as follows: (a) $67,874,308 in aggregate principal amount was due and owing under the Prepetition Secured Credit Agreement; (b) $9,918,321 in aggregate principal amount was due and owing under the Prepetition Line of Credit Documents; (c) $30,558,514 in aggregate principal amount collectively was due and owing under the Northwestern Note Agreement and the Principal Note Agreement.

                  (b) Litigation Claims. The Debtors are involved in claims, litigation, administrative proceedings, and certain environmental proceedings, including the cases discussed below.

                        (i) Valleycrest Litigation. On January 29, 1998,
                  Cargill, Inc. and eight other plaintiffs brought a superfund private cost recovery and contribution action against Amcast and fifty other parties in the United States District Court for the Southern District of Ohio, Western Division, which is captioned, Cargill, Inc. et al. v. Abco Construction, et al. (Case No. C-3-98-3601). The action involves the Valleycrest disposal site in the Dayton, Ohio area (the "Site"). The plaintiffs have taken the lead in investigating and remediating the Site and are asking for an aggregate judgment against the defendants for an amount, which exceeds $31 million. Based on information to date, Amcast believes it has valid defenses against the plaintiffs' claims. Amcast believes its responsibility with respect to the Site is very limited due to the inert nature of the foundry sand waste that Amcast disposed of at the Site. While the outcome of this matter cannot be predicted with any certainty, Amcast believes that its ultimate liability in this matter will not exceed $400,000.

                        (ii) Anniston Litigation. On June 5, 2003, Solutia, Inc.
                  and Pharmacia Corporation brought a superfund private cost recovery and contribution action against Amcast and eighteen other parties in the United States District Court for the Northern District of Alabama, Eastern Division, which is captioned, Solutia, Inc and Pharmacia Corporation v. McWane, Inc., et al. (Case No. CV-03-PWG-1345-E). The action involves the Anniston PCB Site and the Anniston Lead Site in Calhoun County Alabama and Talladega County Alabama (the "Sites"). The plaintiffs have taken the lead in investigating and remediating the Sites and are asking for an aggregate judgment against the defendants in the amount of $34.5 million. Based on information to date, Amcast believes it has valid defenses against the plaintiffs' claims. Amcast believes its responsibility with respect to the Sites is very limited. While the outcome of this matter cannot be predicted with any certainty, Amcast does not believe that this

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

                  matter will have a material adverse effect on its results of operations or financial position.

      F. Summary of Assets. The Debtors have filed Schedules with the Bankruptcy Court that detail the assets owned by each of the Debtors as of the Petition Date. Such assets include real property, cash on hand, bank accounts and investments, security deposits, insurance policies, stock interests, accounts receivable, intellectual property, vehicles, office equipment, furnishings and supplies, machinery, fixtures, equipment and supplies used in business, inventory and other items of personal property. Except as otherwise noted therein, the Schedules provide asset values on a net book basis, which are not reflective of actual values. The Schedules may be reviewed during business hours in the offices of the Clerk of the Bankruptcy Court or the Debtors' counsel. The Schedules may also be viewed and downloaded via the Debtors' website at:
HTTP://WWWDEV.THOMPSONHINE.COM/PRACTICEGROUPS/BANKRUPTCY/AMCAST/ Information as to the Debtors' assets is also available in the balance sheets included in the financial data attached hereto as Appendix D and in the liquidation analysis attached hereto as Appendix E.

      G. Historical Financial Information. Attached as Appendix D are the unaudited financial statements for Amcast for the three years ended August 31, 2003 and unaudited financial statements for the fiscal year ended August 31, 2004. The financial data for and as of August 31, 2004 has been reviewed by Amcast's outside accountants but has not been audited. The financial data for the three years ended August 31, 2003 has been reproduced from the audited financial statements for the fiscal year ended August 31, 2003, 2002, and 2001 but, due to its inclusion in this Disclosure Statement, is considered unaudited under applicable accounting rules. In preparing its financial statements, Amcast has followed the accounting directives as set forth in the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

      H. Events Leading to Commencement of the Chapter 11 Case.

      During the past decade, in an effort to solidify its relationships with a number of key OEM customers and to diversify its manufacturing operations, Amcast acquired certain businesses and established manufacturing plants that, due to a variety of economic and operational issues, it was unable to operate profitably. Specifically, the acquisition of an Italian wheel manufacturing business and investments in several aluminum component manufacturing plants burdened Amcast with significant amounts of debt and serious operational difficulties.

      Due to operating losses incurred during its second fiscal quarter in 2001, Amcast breached several non-monetary covenants under the Prepetition Secured Credit Agreement. This breach resulted in cross defaults under the Northwestern Note Agreement and the Principal Note Agreement. Amounts owed to the Prepetition Secured Lenders under the Prepetition Secured Credit Agreement and to the Noteholders under the Northwestern Note Agreement and the Principal Note Agreement were secured by security interests in virtually all of the assets of Amcast and its affiliated Debtors.

      Following the occurrence of the covenant defaults, Amcast negotiated a series of waivers and other financial accommodations designed to address its financial and operational problems and forestall the exercise of remedies by the Prepetition Secured Lenders and the Noteholders. On March 17, 2003, Amcast sold its Italian wheel manufacturing business, albeit at a substantial loss. Thereafter, on August 28, 2003, Amcast, the Prepetition Secured Lenders and the Senior Noteholders executed Amended and Restated Restructuring Agreements pursuant to which, among other things, Amcast agreed to use its good faith best efforts to either refinance all of the indebtedness owed to the Prepetition Secured Lenders and the Noteholders, or sell substantially all of its assets, on or before September 1, 2004.

      In conjunction with the execution of the Amended and Restated Restructuring Agreement in August, 2003, Amcast, together with its Prepetition Secured Lenders and Senior Noteholders, entered into an Accommodation Agreement and an Access and Security Agreement with General Motors Corporation ("GM"), Amcast's largest customer. Pursuant to these agreements, GM agreed to provide certain commercial accommodations and credit enhancements in connection with its dealing with Amcast in return for the lenders' agreement to restructure their secured debt and to continue to finance Amcast's operations under the terms set forth in the agreements. Amcast, in turn, agreed to provide GM with a right to access and operate certain of Amcast's manufacturing plants in the event of a default which threatened GM's on-going production.

      In connection with its efforts to refinance or sell its assets, Amcast retained the services of W.Y. Campbell & Co., an investment banking firm with significant expertise in the automotive industry. In addition to its pursuit of a refinancing or sale, Amcast also instituted numerous cost-cutting initiatives and implemented significant work-force reductions, in an effort to improve the Company's financial prospects.

      In furtherance of its obligation to either refinance or sell assets and reduce secured debt, Amcast sold the Elkhart assets and certain other assets associated with its plumbing business on or about August 2, 2004 for $54.6 million. Although the assets of LBC were offered for sale with the other assets comprising Amcast's plumbing business, the purchaser elected to exclude LBC's assets from the transaction due, in large measure, to environmental issues associated with those assets.

      Amcast sold the assets associated with its aluminum components business on or about August 23, 2004 for $9.5 million. Proceeds realized from both of these sales were applied to reduce the secured debt owed to the Prepetition Secured Lenders and Noteholders.

      Simultaneously with the marketing of its plumbing business and its aluminum components business, Amcast directed W.Y. Campbell & Company to undertake a thorough effort to market the assets associated with its aluminum wheels business. That effort spanned nearly nine months during which time more than 75 prospects were contacted. Following extensive discussions and negotiations with those parties that expressed a serious interest in pursuing a transaction, the highest offer received for the aluminum wheels business was substantially less than the amount of debt owed to the Prepetition Secured Lenders and Senior Noteholders secured by those assets. As a result, Amcast, in consultation with its lenders, rejected the offer to purchase the aluminum wheels business.

      The measures taken by Amcast to address its financial and operational problems proved insufficient to restore the Company to profitability. The Company continued to incur significant losses and was unable to generate sufficient positive cash flow to sustain its on-going operations. It became apparent that a refinancing of the outstanding secured debt owed to the Prepetition Secured Lenders and Noteholders would not be possible other than through a Chapter 11 proceeding. The Company has, however, reached an agreement in principle with the Prepetition Secured Lenders and Noteholders on the terms of a financial restructuring to be implemented through a plan of reorganization under Chapter 11 of the Bankruptcy Code. The terms are consistent with GM's requirements as set forth in the Accommodation Agreement executed in August 2003. The agreement for a financial restructuring was memorialized in a Lockup and Voting Agreement, dated November 29, 2004 (the "Lockup Agreement") among the Prepetition Secured Lenders and Noteholders and the Debtors. Pursuant to the terms of the Lockup Agreement, the Prepetition Secured Lenders and Noteholders have agreed to vote in favor of the Debtors' Joint Plan of Reorganization and provide DIP Financing and the Exit Facility necessary to fund the Plan. Based upon the agreement reached with the Prepetition Secured Lenders and Noteholders, Amcast and its affiliated Debtors filed petitions for reorganization under Chapter 11 of the Bankruptcy Code on November 30, 2004, and thereafter filed their Joint Plan of Reorganization.

      As of the Petition Date, Amcast and various of the other Debtors were obligated to the Prepetition Secured Lenders under the Prepetition Secured Credit Agreement in the approximate principal amount of $67,874,308, plus accrued interest, fees and costs. In addition, as of the Petition Date, Amcast and various of the other Debtors were indebted to the Prepetition Secured Lenders under certain secured Line of Credit Documents in the approximate principal amount of $9,918,321 plus accrued interest, fees and costs. As of the Petition Date, Amcast and various of the other Debtors were also obligated to the Noteholders in the approximate principal amount of $30,558,514 plus accrued interest, fees and costs.

                                    ARTICLE V

                                 CHAPTER 11 CASE

      A. Continuation of Business; Stay of Litigation. The Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code on November 30, 2004. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses and manage their properties in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

      An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of Liens against property of the Debtors and the continuation of litigation against the Debtors. The relief provides the Debtors with the "breathing room" necessary to assess and reorganize their businesses and prevents Creditors from obtaining an unfair recovery advantage while the reorganization is ongoing.

      B. First Day Orders. On the first day of the Chapter 11 Case, the Debtors filed several applications and motions seeking certain relief by virtue of so-called "first day orders."

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

First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in this Chapter 11 Case are typical of orders entered in other substantial Chapter 11 cases across the country. Such orders authorized, among other things:

            -     joint administration of the Debtors' bankruptcy cases;

            - interim debtor-in-possession financing and use of cash collateral (as further discussed below);

            - the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

            - payment of employees' prepetition compensation, benefits and expense reimbursement amounts on an interim basis;

            - continuation of workers' compensation and employers' liability program and policies in payment of certain prepetition obligations;

            - extension of the time for filing schedules and statements of financial affairs;

            -     payment of prepetition sales, use, franchise and other taxes;
                  and

            - provision of adequate assurance of payment to utility companies to avoid discontinuation of utility services.

      C. Retention of Professionals. The Debtors are represented in the Chapter 11 Case by Thompson Hine LLP ("Thompson Hine"). The Debtors have been authorized to obtain financial advisory and restructuring advisory services from Glass & Associates, Inc., auditing services from Ernst & Young LLP and tax consulting services from Pricewaterhouse Cooper. Finally, JPMorgan Trust Company, National Association was authorized to provide claims, noticing and balloting services to the Debtors. The Debtors have also retained a number of other professional firms to assist them in the ordinary course of their businesses.

      D. Official Appointment of Creditors Committee. On December 15, 2004, the United States Trustee for the Southern District of Ohio (the "U.S. Trustee") appointed an official committee of unsecured creditors (the "Creditors Committee"), pursuant to Section 1102(a) of the Bankruptcy Code. The current members of the Creditors Committee are: Akzo Nobel, Beck Aluminum Corporation, D&R Industries, Inc., I. Schumann & Co., LB Mold, Inc., Lacks Wheel Trim Systems, LLC, Pension Benefit Guarantee Corporation and John H. Shuey. The Creditors Committee has retained McDonald, Hopkins Co., LPA, as its counsel and FTI Consulting, Inc. as its financial advisor. The expenses of members of the Creditors Committee and the fees and expenses of the professionals serving on behalf of the Creditors Committee are to be paid by the Debtors, subject to approval by the Bankruptcy Court.

      E. Authorization to Use Cash Collateral.

            1. Cash Collateral of Prepetition Secured Lenders. The cash the Debtors had on hand as of the Petition Date, and substantially all cash received by the Debtors during the Chapter 11 Case, to the extent of perfected liens thereon, constituted "cash collateral" of the Prepetition Secured Lenders and, in the case of CTC, "cash collateral" of Provident Bank and the Prepetition Secured Lenders. Cash collateral is defined in
      Section 363 of the Bankruptcy Code and includes, but is not limited to, "cash, negotiable instruments, documents of title, securities, deposit accounts, . . . other cash equivalents... . and . . . proceeds, products,
      ... rents or profits of property subject to a security interest. . ." 11 U.S.C. Section 363(a). Under the Bankruptcy Code, the Debtors are prohibited from using, selling or leasing cash collateral unless either the appropriate creditor(s) consent or the Bankruptcy Court, after notice and a hearing, authorizes such action. The Prepetition Secured Lender Agent, and, in the case of CTC, Provident Bank and the Prepetition Secured Lender Agent, subject to Bankruptcy Court approval, consented to the Debtors' use of cash collateral to fund the administration of the Debtors' and CTC's estates, respectively, and the continued operation of their businesses, subject to certain conditions set forth in the Interim DIP Facility and Cash Collateral Order and the Order Authorizing Debtor Casting Technology Company's Use of Cash Collateral and Provision of Adequate Protection, each dated December 3, 2004. By final order dated January 18, 2005, the Debtors obtained authority from the Bankruptcy Court to use cash collateral for working capital and general corporate purposes and to pay costs and expenses related to the Chapter 11 Case subject to, inter alia, a budget (the "Final DIP Facility and Cash Collateral Order ").

      F. Postpetition and Postconfirmation Funding.

            1. DIP Facility. Recognizing the need to have sources of working capital and financing available to meet their needs postpetition in connection with the operation of their businesses, Amcast, as borrower and its affiliated Debtor entities as guarantors, and Heritage Bank, SSB, a Texas-chartered savings bank in its capacity as administrative agent (the "DIP Facility Agent"), certain investment funds (the "Highland Funds") collaterally managed by Highland Capital Management, L.P. ("Highland"), and other Persons as "Lenders" (such other "Lenders," together with the Highland Funds are hereinafter collectively referred to as the "DIP Facility Lenders"), entered into a $15 million postpetition revolving credit agreement dated December 15, 2004 (the "DIP Facility"). The Bankruptcy Court entered the Interim DIP Financing and Cash Collateral Order on December 3, 2004 authorizing the Debtors' use of cash collateral and the borrowing of up to $5 million in postpetition financing until the Final Hearing. Pursuant to the terms of the Final DIP Financing and Cash Collateral Order and the DIP Credit Agreement, the DIP Lenders were granted, subject to certain carve-outs, (i) superpriority administrative expense claims for all loans, advances and other obligations owed by the Debtors to the DIP Lenders under the DIP Facility, such superpriority administrative expense claims being accorded priority over all administrative expense claims and unsecured claims against the Debtors, other than with respect to proceeds of avoidance actions as to which such superpriority administrative expense claims attach to such proceeds pari passu with all other administrative claims, and (ii) perfected postpetition security interests and liens on all of the assets of the Debtors (other than avoidance actions), such security interests and liens being accorded priority over all other prepetition and postpetition liens and security interests, other than prepetition liens and security interests that were senior to the prepetition liens and security interests held by the Prepetition Secured Lenders under the Prepetition Secured Credit Agreement. Funds advanced by the DIP Facility Lenders were used to meet the Debtors' operating needs and to satisfy approximately $2,400,000 owed to Provident Bank by CTC which was secured by a first priority lien and security interest in substantially all of CTC's assets. Under the terms of the Final DIP Financing and Cash Collateral Order, the DIP Facility was scheduled to expire on April 30, 2005, subject to a 45 day extension at the option of the Debtors upon payment of a $50,000 extension fee. The Debtors have exercised their option to extend the term of the DIP Facility until June 15, 2005. As of the date of the approval of this Disclosure Statement, the outstanding balance owed to the DIP Lenders under the DIP Facility was approximately $_________.

            2. Exit Financing. The Plan contemplates, as the principal means for its implementation, that the Debtors will obtain a post-confirmation credit facility in the aggregate amount of $89 million (the "Exit Facility"). The DIP Facility Lenders and their affiliates are the proposed lenders under the Exit Facility (in such capacity, the "Exit Lenders"). As further described below, the Exit Facility includes a $20 million unfunded Revolver (defined below), a $42 million Term Note A and a $27 million Term Note B.

            The proceeds from the Exit Facility will be used to repay the DIP Facility, and to make other required payments under the Plan, as well as to provide a source of working capital for the Debtors once they emerge from Chapter 11. The material terms of the proposed Exit Facility are as follows:

            -     BORROWER. Amcast Industrial Corporation

            - GUARANTORS. Amcast Automotive of Indiana, Inc., Amcast Casting Technologies, Inc., Izumi, Inc., Casting Technology Company, LBC Group Corp., Lee Brass Company

            -     AMOUNT AND TYPE OF EXIT FACILITY:

                   REVOLVER:    A secured, first priority revolving credit line
                                (the "REVOLVER") of an aggregate maximum amount of up to $20 million (hereinafter, the "REVOLVER COMMITMENT").

                  TERM LOAN A:  A secured, first priority term loan facility in the aggregate amount of $42 million.

                  TERM LOAN B:  A secured, second priority term loan facility in an aggregate principal amount of $27 million.

            - INTENDED USE OF PROCEEDS. The proceeds of the Exit Facility will be used by the Debtors to fund the Plan and for general working capital purposes.

            - INTEREST. Interest on the Revolver shall be paid monthly, accruing at a per annum floating rate equal to the sum of (a) the Libor rate ("LIBOR RATE") published by the Wall Street Journal plus (b) 3.75%. Interest on the Term Loan A shall be paid monthly, accruing at a per annum floating rate equal to the sum of (a) the Libor Rate plus (b) 3.75%.

                  Interest on the Term Loan B shall accrue at the rate of 12% per annum (10% as PIK interest and 2% paid in cash on a quarterly basis). All interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

            - TERMINATION DATE. The earliest to occur of: (a) with respect to the Revolver, October 30, 2009; (b) with respect to the Term Loan A, October 30, 2009; (c) with respect to the Term Loan B, April 30, 2010; (d) acceleration by Agent and Lenders of the obligations under the Facility due to the occurrence and continuation of an Event of Default (as shall be defined in the Facility); and (e) the date which is the closing date on any sale of all or substantially all of Borrower's and Guarantors' assets (the date on which the earliest of clauses
                  (a) through (e) above occur being referred to hereinafter as the "TERMINATION DATE"). Upon the Termination Date, all Commitments shall be deemed terminated, and Lenders shall have no further obligation to provide financing pursuant to the Facility.

            - COMMITMENT FEE. Fees in connection with the Facility shall be paid by Borrower as follows: (a) a closing fee of one and one-half percent (1.50%) of the Revolver Commitment to Agent for the benefit of Revolver, Term Loan A Lenders and Term Loan B Lenders on a pro-rata basis in accordance with such Lender's respective commitment ratio, payable on the Facility closing date, less any closing fee previously paid to the DIP Lenders in connection with the DIP Facility, (b) an administrative fee of $6,500 per month payable in advance of each month to Agent for its sole benefit; and (c) a success fee of one and one-half percent (1.50%) of the Revolver Commitment payable to Highland, payable on the Facility closing date. The fees described in (a) and (c) above shall be conditions precedent to the effectiveness of the Facility and shall be charged to the Revolver.

                  Borrower also agree to pay Agent, for the benefit of Lenders in accordance with their respective Revolver Commitment ratios, an unused line fee equal to the unused Revolver Commitment multiplied by .75% on a per annum basis, paid monthly in arrears, on the last day of each month.

            - SECURITY FOR EXIT FACILITY. Substantially all of Amcast's and the Guarantors' property.

            - INDEMNIFICATION. The Borrower shall indemnify and hold Agent, Highland and all Lenders and their respective officers, directors, employees and agents (including all of their professionals) (each an "INDEMNIFIED PARTY") harmless from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, all fees and disbursements of attorneys and other professionals) to which any Indemnified Party may become liable or which may be incurred by or asserted against any Indemnified Party, except to the extent the same is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

            - ALTERNATIVE FINANCING. The terms of the Exit Facility will not limit Amcast's ability to discuss alternative exit financing plans received on an unsolicited basis from any person if such discussions are determined in good faith by Amcast to be necessary to fulfill its fiduciary duties and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of the proposed Exit Facility.

            - APPROVAL OF DISCLOSURE STATEMENT, CONFIRMATION OF PLAN, AND APPROVAL OF EXIT FACILITY DEFINITIVE DOCUMENTS. The Bankruptcy Court shall approve the Disclosure Statement by the entry of one or more orders satisfactory in form and substance to the Exit Lenders on or before May 31, 2005. The Bankruptcy Court shall confirm the Plan and the Bankruptcy Court shall approve the definitive documentation with respect to the Exit Facility by the entry of one or more orders satisfactory in form and substance to the Exit Lenders on or before June 30, 2005.

      G. Other Material Matters to be Addressed during the Chapter 11 Case. In addition to developing its Plan of Reorganization, the Debtors have addressed, or will address, a number of other matters in preparation for emergence from Chapter 11. Among these matters are the following:

            1. Executory Contracts and Unexpired Leases

                  (a) Disposition of Contracts and Leases. Pursuant to Section
            365 of the Bankruptcy Code, the Debtors may choose to assume, assume and assign or reject executory contracts and unexpired leases of real and personal property, subject to approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, unless otherwise agreed by the non-Debtor party, the Debtors must cure all existing defaults under the contract or lease, and must provide adequate assurance of future performance of the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as prepetition unsecured claims. Generally, and with certain exceptions, postpetition obligations arising under a contract or lease must be paid in full in the ordinary course of business. The Debtors' Plan provides that each Debtor shall be deemed to have rejected each executory contract and unexpired lease to which it is a party unless such contract or lease
            (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion to assume or reject filed by one of the Debtors on or before the Confirmation Date, or (iv) is listed on the Schedule of Executory Contracts To Be Assumed by the Debtors, attached as part of the Plan Supplement.

                  (b) Extension of Time to Assume or Reject Unexpired Leases.
            Given the size and complexity of the Chapter 11 Case, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by Section 365(d)(4) of the Bankruptcy Code. By order entered on January 7, 2005, the Bankruptcy Court extended the time by which the Debtors must assume or reject leases of nonresidential property through the earlier of April 30, 2005 or the Confirmation of the Plan. On April 22, 2005, the Debtors filed a motion with the Bankruptcy Court asking for a further extension through the date of Confirmation of the Plan.

            2. Pending Litigation and Automatic Stay. From time to time, the Debtors are involved in litigation. As a result of the commencement of the Chapter 11 Case, pursuant to Section 362 of the Bankruptcy Code, all litigation pending against the Debtors has been stayed. Except for those matters described below, no requests have been made for relief from the automatic stay.

                  (a) Motion of Broadspire Services Inc. for relief from the automatic stay in order to provide a 60 day notice to terminate a services contract with Amcast's for third-party administration services.

                  (b) Motion for Relief From Stay filed by The Methodist
            Hospital and Factory Mutual Insurance Company seeking the right to prosecute a product liability claim alleged to be covered by insurance.

            3. Claims Process. In Chapter 11, claims against a debtor are established either as a result of being listed in the debtor's schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. Once established, the claims are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to the plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtor.

                  (a) Schedules and Statements. On January 31, 2005, the Debtors
            filed their schedules of liabilities (as amended, the "Schedules"), as well as their schedules of assets and executory contracts and their statements of financial affairs. The Schedules set forth the Claims of known Creditors against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. The Debtors reserve the right to further amend their Schedules during the remaining pendency of the Chapter 11 Case.

                  (b) Claims Bar Date. On January 12, 2005, the Debtors filed a motion with the Bankruptcy Court requesting the establishment of a Bar Date for filing Proofs of Claim or Proofs of Interest against the Debtors by those Creditors required to do so. On February 4, 2005, the Court entered a Stipulated Order approving the form of the Debtors' bar date notice and establishing March 22, 2005 as the bar date for prepetition claim and interest holders.

                  In compliance with procedures approved by the Bankruptcy
            Court, the Debtors, provided timely notice of the Bar Date by mail. In addition, the Debtors published notice of the Bar Date in the national edition of the Wall Street Journal.

                  On March 21, 2005, the Court entered an additional Stipulated
            Order establishing May 31, 2005 as the bar date for filing claims of governmental units, consistent with the provisions of Section 502(b)(9) of the Bankruptcy Code.

                  The Debtors have filed an additional motion with the Court requesting that a supplemental bar date be set for June 13, 2005. Generally, as set forth in the supplemental bar date motion, such supplemental bar date would be applicable only to those narrowly defined parties who did not receive notice of the March 22, 2005 bar date.

                  (c) Claims Objection Process. Proofs of Claim aggregating over
            1,000 in number have been filed against the Debtors. If the Debtors do not object to a Proof of Claim by the deadline established in the Plan, the Claim asserted therein will be deemed Allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to Proofs of Claims as an alternative to filing objections to the Proofs of Claim.

      H. Plan Process.

            1. Extension of Exclusive Periods. Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a Chapter 11 case during which a debtor has the exclusive right to propose a plan of reorganization (the "Exclusivity Period"). In addition, Section 1121(c)(3) of the Bankruptcy Code provides that if a debtor proposes a plan within the Exclusivity Period, it has the remaining balance of 180 days after the commencement of the Chapter 11 case to solicit acceptances of such plan (the "Exclusive Solicitation Period"). During the Exclusivity Period and the Exclusive Solicitation Period, plans may not be proposed by any party in interest other than the debtor. Under Section 1121(d) of the Bankruptcy Code, the Exclusivity Period and the Exclusive Solicitation Period may be extended for cause.

            The Debtors filed their Plan of Reorganization on December 16, 2004. On March 23, 2005, the Bankruptcy Court entered an order establishing April 30, 2005 as the date by which the Debtors were required to file their Disclosure Statement and extending the date through which they have the exclusive right to seek confirmation of their Plan to June 29, 2005. Thus, the Debtors continue to have the exclusive right to seek confirmation of their plan of reorganization until June 29, 2005 or such later date as the

      Bankruptcy Court may establish upon motion of the Debtors. On April 22, 2005, the Debtors filed a motion with the Bankruptcy Court asking that the deadline for filing their Disclosure Statement be extended to May 30, 2005 and that the Exclusivity Period and the Exclusive Solicitation Period be extended for an additional 30 days.

                                   ARTICLE VI

                      SUMMARY OF THE PLAN OF REORGANIZATION

      THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

      THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

      THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

      A. Overall Structure of the Plan. Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

      The terms of the Debtors' Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

      If the Plan is confirmed by the Bankruptcy Court and consummated, (a) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (b) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims, and (c) certain Interests will receive no recovery. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

      B. Joint Treatment. The Plan is a joint plan of reorganization, pursuant to which, except as otherwise provided in the Plan, (i) all Claims against each Estate shall be deemed to be Claims against all Estates, any proof of claim filed against one of the Debtors will be deemed to be a single claim filed against all Estates, and all duplicate proofs of claim for the same claim filed against more than one Debtor will be deemed expunged; (ii) except as otherwise provided in the Plan, no distributions under the Plan will be made on account of Claims based upon intercompany obligations by and against the Debtors; (iii) all Claims based upon prepetition unsecured guarantees by one Debtor in favor of the other Debtor (other than guarantees existing under any assumed executory contracts or unexpired leases) will be eliminated, and no distributions under the Plan will be made on account of Claims based upon such guarantees; and (iv) for purposes of determining the availability of the right of setoff under
Section 553 of the Bankruptcy Code, the Debtors will be treated as one entity so that, subject to the other provisions of Section 553, prepetition debts due to any of the Debtors may be set off against the prepetition debts of the other Debtor. Joint treatment will not merge or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under the Plan; joint treatment will have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of such joint treatment and liens against collateral that are extinguished by virtue of such joint treatment; and joint treatment will not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of joint treatment. Joint treatment will not affect the obligation of each of the Debtors, pursuant to
Section 1930 of Title 28 of the United States Code, to pay quarterly fees to the Office of the United States Trustee until such time as a particular Chapter 11 case is closed, dismissed or converted.

      C. Classification and Treatment of Claims and Interests. Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), do not need to be classified). The Debtors also are required, under
Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into

Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

      The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

      The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and accordingly the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class.

      The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Classes 6, 7 and 8, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, Section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section X.H. Although the Debtors believe that the Plan can be confirmed under Section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

            1. Treatment of Unclassified Claims under the Plan.

                  (a) Administrative Claims. An Administrative Claim is defined in the Plan as a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, bonuses or commissions for services rendered after the commencement of the Chapter 11 Case, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under 28 U.S.C. Section 1930, (d) all Allowed Claims for reclamation under Section 546(c)(2)(A) of the Bankruptcy Code, (e)

            Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, and (f) DIP Facility Claims. The Debtors have estimated that the amount of Allowed Administrative Claims payable as of the Effective Date of the Plan will be $17,443,000, including ordinary course operational expenses, Professional Fee Claims, fees payable under 28 U.S.C.
            Section 1930, reclamation Claims, and Cure costs. Through April 22, 2005, the Debtors have paid $2,669,647 in fees of professionals retained by the Debtors, the DIP Facility Lenders, Prepetition Secured Lenders and the Committee.

                  All fees payable pursuant to Section 1930 of Title 28 of the
            United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case will be paid by the Reorganized Debtors.

                  All requests for payment of an Administrative Claim (other than as set forth in Sections 4.1(a), 12.1 and 12.2 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than forty-five (45) days after the Effective Date. Unless the Debtors object to an Administrative Claim within sixty (60) days after receipt, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

                  All final requests for payment of Professional Fee Claims
            pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code must be filed and served on the Reorganized Debtors, their counsel and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity no later than twenty
            (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served.

                  The Reorganized Debtors may, without application to or
            approval by the Bankruptcy Court, pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

                  Under the Plan, except as otherwise provided for therein, and subject to the requirements of Sections 12.1 through 12.3 of the Plan, on, or as soon as reasonably practicable after, the latest of
            (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a

            Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  Pursuant to the Plan, the DIP Facility Claims will be deemed
            Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case. Each holder of an Allowed DIP Facility Claim will receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim, (i) Cash equal to the full amount of such Allowed DIP Facility Claim, or (ii) such different treatment as to which the Debtors and such holder will have agreed upon in writing.

                  Pursuant to the Plan, Adequate Protection Claims held by any of the Debtors' Prepetition Secured Lenders will be deemed satisfied in full by payments made pursuant to the Final DIP Facility and Cash Collateral Order. Any replacement or other Liens created under the DIP Facility will terminate and will have no further force and effect as of the Effective Date, so long as all payments required to be made under the Amcast DIP Facility have been made.

                  (b) Priority Tax Claims. The Plan defines Priority Tax Claims as Claims that are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Such Claims include Claims of governmental units for taxes owed by the Debtors that are entitled to a certain priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are (i) taxes on income or gross receipts that meet the requirements set forth in
            Section 507(a)(8)(A) of the Bankruptcy Code, (ii) property taxes meeting the requirements of Section 507(a)(8)(B) of the Bankruptcy Code, (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in Section 507(a)(8)(C) of the Bankruptcy Code, (iv) employment taxes on wages, salaries or commissions that are entitled to priority under Section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes meet the requirements of Section 507(a)(8)(D), (v) excise taxes of the kind specified in Section 507(a)(8)(E) of the Bankruptcy Code, (vi) customs duties arising out of the importation of merchandise that meet the requirements of
            Section 507(a)(8)(F) of the Bankruptcy Code, and (vii) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in Section 507(a)(8)(G) of the

            Bankruptcy Code. The Debtors have estimated that the aggregate amount of Allowed Priority Tax Claims payable under the Plan will be $792,194.

                  Under the Plan, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing, or (iii) at the Reorganized Debtors' sole discretion, deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim; provided, however, that the Reorganized Debtors shall have the right to pay any Allowed Priority Tax Claim, or the remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date, without premium or penalty. Should the debtors elect to pay the Allowed Priority Tax Claim over a period not exceeding six (6) years, payments shall be made in equal quarterly installments of principal, plus simple interest accruing from the Effective Date at six percent (6%) per annum on the unpaid portion of such claim.

            2. Treatment of Classified Claims and Interests under the Plan.

                  (a) Class 1, Other Priority Claims. Under the Plan, Other
            Priority Claims are defined as Claims against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

                  The Plan provides that, on, or as soon as reasonably
            practicable after, the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing.

                  (b) Class 2, Prepetition Secured Lender Claims. Under the
            Plan, the Prepetition Secured Lender Claims means any Secured Claim arising under the Prepetition Secured Credit Agreement, the Line of Credit Documents, the Northwestern Note Agreement and the Principal Note Agreement (collectively, the "Prepetition Transaction Documents") as of the Petition Date.

                  In full satisfaction of the Prepetition Secured Claims under the Prepetition Transaction Documents, the Prepetition Secured Lenders shall receive:

                  (i) their pro rata share of Term Note A in the aggregate
            principal amount of $42 million, minus the funded amount of the DIP Facility on the Effective Date, with the payment and lien priorities, terms and conditions set forth in the Term Note A Agreement;

                  (ii) their pro rata share of Term Note B in the aggregate
            principal amount of $27 million, with the payment and lien priorities, terms and conditions set forth in the Term Note B Agreement; and

                  (iii) their pro rata share of 100% of the New Amcast Common
            Stock issued as of the Effective Date (as Amcast Interests will be cancelled pursuant to Section 4.4 of the Plan).

                  The pro rata interests of the Prepetition Secured Lenders in the New Amcast Common Stock, Term Note A and Term Note B shall be traded as a "unit" as set forth in the New Shareholders' Agreement in the form attached to the Plan Supplement. The Amended and Restated Certificate of Incorporation of Reorganized Amcast (the "Amended Certificate") will provide that, as of the Effective Date, Reorganized Amcast will be authorized to issue 1,000 shares of New Amcast Common Stock, par value $.01 per share. Reorganized Amcast will issue 1,000 shares of New Common Stock to holders of a Claim in Class 2, which will represent 100% of the outstanding common stock of Reorganized Amcast. In addition to the New Amcast Common Stock to be issued pursuant to the Plan, Reorganized Amcast also will be authorized to issue additional shares of New Common Stock from time to time following the Effective Date, under the provisions of the Amended Certificate, the Amended By-Laws of Reorganized Amcast (the "Amended By-Laws") and applicable law.

                  Shares of the New Common Stock to be issued pursuant to the
            Plan will be subject to the terms of the New Shareholders' Agreement. Under this agreement, holders of the New Common Stock (and their transferees), whether such New Common Stock is issued in connection with the Plan or otherwise, will be subject to the provisions that impose material limitations on their ability to, among other things, transfer such New Common Stock. The Prepetition Secured Lenders shall receive the distributions provided for in
            Section 4.3 of the Plan in full satisfaction, settlement, release, and discharge of and exchange for all Secured Claims arising under the Prepetition Transaction Documents.

                  Each holder of a Claim in Class 2 that affirmatively votes in favor of the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' non-Debtor subsidiaries, (ii) the Creditors Committee (but not its members in their individual capacities), their respective present agents or professionals, and (iii) any of the directors, officers and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit C of the Plan, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees (defined below) will be deemed to forever release, waive and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                  (c) Class 3, Other Secured Claims. Under the Plan, Other
            Secured Claims means a Secured Claim arising prior to the Petition Date against any of the Debtors, other than a Prepetition Secured Lender Claim. A Secured Claim is a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under Section 553 of the Bankruptcy Code. The amount of a Secured Claim is equal to the value of the Claim holder's interest in the Estate's interest in such property or in the case of a Claim subject to setoff, the amount subject to setoff; as determined by a Final Order pursuant to Section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim. Claims secured by valid mechanic's liens would be considered Other Secured Claims under the Plan. The Debtors estimate that Other Secured Claims will be Allowed in the aggregate amount of $0.

                  The Plan provides for alternative treatments of Other Secured
            Claims, at the option of the Reorganized Debtors, depending upon the nature and amount of the Other Secured Claim, as follows:

                  - First, the Reorganized Debtors may elect that the legal, equitable and contractual rights of a holder of an Allowed Other Secured Claim be "Reinstated." As used in the Plan, the term "Reinstated" means (a) leaving unaltered the legal, equitable and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code,
                        (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable or contractual rights to which the holder of such Claim is entitled; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

                  - Second, the Reorganized Debtors may elect that a holder of an Allowed Other Secured Claim retain the liens securing such Allowed Other Secured Claim and receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the Estate's interest in such property.

                  - Third, the Reorganized Debtors may elect that the collateral securing such Allowed Other Secured Claim be surrendered to the holder of such Allowed Other Secured Claim.

                  - A final option is that a holder of an Allowed Other Secured Claim be paid in full on the Effective Date.

                  The Debtors' failure to object to any Other Secured Claim in the Chapter 11 Case will be without prejudice to the Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the Other Secured Claim holder. Notwithstanding
            Section 1141(c) or any other provision of the Bankruptcy Code, all prepetition Liens on property of any Debtor held with respect to Other Secured Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements governing such Claim until such Allowed Claim is paid in full. Nothing in the Plan will preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

                  If the Debtors elect the first or second treatment options described above, which do not result in full satisfaction of an Allowed Other Secured Claim on an immediate basis, the liens securing the Allowed Other Secured Claim will continue in effect until the Claim is satisfied in full.

                  Each holder of a Claim in Class 3 that affirmatively votes in favor of the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' non-Debtor subsidiaries, (ii) the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the Creditors Committee (but not its members in their individual capacities), their respective present agents or professionals, and
            (iii) any of the directors, officers and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit C of the Plan, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                  (d) Subclass (3)(i), Mechanic's Lien Secured Claims. Subclass
            3(i) consists of Secured Claims of certain creditors who have filed and perfected mechanic's liens that are not subject to avoidance in accordance with the provisions of Section 546(b) of the Bankruptcy Code.

                  The Plan provides that holders of Mechanic's Lien Secured
            Claims will, at the option of the Reorganized Debtors, receive the same treatment specified above for Other Secured Claims in Class 3.

                  (e) Class 4, Key Continuing Vendor Claims. Under the Plan,
            Class 4 consists of Key Continuing Vendor Claims, which are Claims of those Persons that the Debtors designated as Critical Vendors pursuant to the Critical Vendor Order.

            Under the Plan, each Allowed Key Continuing Vendor Claim will be Allowed in the amount set forth and paid in accordance with the terms of the Trade Agreement executed between the Debtors and the Critical Vendor in accordance with the terms of the Critical Vendor Order.

            Payments scheduled to be made by the Debtors pursuant to the Trade Agreement and Critical Vendor Order shall continue to be made by the Reorganized Debtors following the Effective Date. Any other unsecured Claim that is, or otherwise could have been, asserted by the holder of such Key Continuing Vendor Claim will be disallowed.

                  Each holder of a Claim in Class 4 that affirmatively votes in favor of the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' non-Debtor subsidiaries, (ii) the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the Creditors Committee (but not its members in their individual capacities), and their respective present agents or professionals, and (iii) any of the directors, officers and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit C of the Plan, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive and discharge any such claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                  (f) Class 5, General Unsecured Claims. Under the Plan, General
            Unsecured Claim means a Claim against any of the Debtors that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim, Other Priority Claim, Key Continuing Vendor Claim, Intercompany Claim, or Non-Compensatory Damages Claim. In full satisfaction, settlement, release and discharge of General Unsecured Claims, the sum of $1,000,000 shall be placed in the Unsecured Claims Reserve for distribution on Allowed General Unsecured Claims, other than and exclusive of amounts paid to Key Continuing Vendors or amounts paid related to cure costs incurred pursuant to the assumption of an executory contract. Out of such reserved funds, each holder of an Allowed General Unsecured Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim a lump sum cash payment on the Distribution Date, as described in Section 8.9(b) of the Plan, in an amount equal to its pro rata share of the Unsecured Claims Reserve.

                  Distributions to holders of Allowed General Unsecured Claims are conditioned on the making of appropriate withholding tax and reporting arrangements as provided in Section 8.10 of the Plan.

                  Each holder of a Claim in Class 5 that affirmatively votes in favor of the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' non-Debtor subsidiaries, (ii) the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the Creditors Committee (but not its members in their individual capacities), and their respective present agents or professionals, and (iii) any of the directors, officers and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit C of the Plan, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive and discharge any such claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                  (g) Class 6, Intercompany Claims. Under the Plan, an
            Intercompany Claim is any Claim, arising prior to the Petition Date against any of the Debtors by one of the other Debtors or by a non-Debtor subsidiary or affiliate of a Debtor, but only to the extent that such affiliate is a direct or indirect subsidiary of one of the Debtors.

                  Subject to the Restructuring Transactions as set forth in
            Section 6.3 of the Plan and except as otherwise provided in the Plan, no holder of an Intercompany Claim will receive or retain any property of the Debtors under the Plan on account of such Claim.

                  (h) Class 7, Non-Compensatory Damages Claims. Under the Plan,
            a Non-Compensatory Damages Claim is any Claim against any of the Debtors for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever

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

            (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise).

                  According to the Plan, the holders of Non-Compensatory Damages
            Claims will not receive or retain any property under the Plan on account of such Claims. All Non-Compensatory Damages Claims will be discharged as of the Effective Date.

                  (i) Class 8, Amcast Interests. Amcast Interests consist of all equity interests in Amcast, including, without limitation, the Old Amcast Common Stock, the Old Amcast Stock Warrants, together with any warrants, conversion rights, rights of first refusal, causes of action, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in Amcast or any of its Debtor affiliates, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in Amcast or any of its Debtor affiliates as of the Petition Date.

                  Under the Plan, all Amcast Interests of any kind will be
            cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

      D. Reservation of Rights Regarding Claims. Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

      E. Allowed Claims, Distribution Rights and Objections to Claims.

            1. Allowance Requirement. Only holders of Allowed Claims are entitled to receive distributions under the Plan. An Allowed Administrative Claim is a Claim or any portion thereof that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case and as to which there is no dispute as to the Debtors' liability, or that has become allowed by failure to object pursuant to Section 9.1 of the Plan. An Allowed Claim is such Claim or any portion thereof (other than an Administrative Claim) (a) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (b) as to which (i) no Proof of Claim has been filed with the Bankruptcy Court and
      (ii) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is included in the Schedules at zero, in an unknown amount, or as Disputed, or (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, and no objection or dispute as to such claim is set forth in the Plan, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

            2. Date of Distribution. All Distributions to holders of Allowed Claims as of the applicable Distribution Date will be made on or as soon as practicable after the applicable Distribution Date, provided, however, that Distributions to holders of Key Continuing Vendor Claims shall be made as provided in Section 4.3(c) of the Plan..

            For any Claim other than a General Unsecured Claim or Key Continuing Vendor Claim, the Distribution Date is either (a) on or as soon as practicable after the Effective Date, but no later than the first (1st) Business Day that is thirty (30) days after the Effective Date, if the Claim is an Allowed Claim on the Effective Date or (b) fifteen (15) calendar days after the last day of the month during which the Claim becomes an Allowed Claim, if the Claim is not an Allowed Claim on the Effective Date.

            3. Distribution Date for General Unsecured Claims. The amount of distributions to be made on the Effective Date (subject to Section 8.9(b) of the Plan) to holders of Allowed Claims in Class 5 on account of such Claims will be made from the Unsecured Claims Reserve and will be calculated as if each Disputed Claim in Class 5 were an Allowed Claim in its Face amount. No later than each Quarterly Distribution Date, distributions also will be made to holders of Disputed Claims in Class 5 that were allowed during the preceding calendar quarter. Such quarterly distributions also will be calculated pursuant to the provisions set forth in this paragraph.

            As set forth in Section 8.9(b)(ii) of the Plan, no later than each Quarterly Distribution Date, each holder of a Claim previously allowed in Class 5 will receive an additional distribution from the Unsecured Claims Reserve on account of such Claim in an amount equal to: (a) the amount of Cash that such holder would have been entitled to receive if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date minus (b) the aggregate amount of Cash previously distributed on account of such Claim. Each such additional distribution also will include, on the basis of the amount then being distributed a Pro Rata share of the related Cash Investment Yield from the investment of any cash in the Unsecured Claims Reserve, from the date such Cash was deposited into the Unsecured Claims Reserve to the date that such distribution is made.

            4. Making of Distributions. Reorganized Amcast will, in its sole discretion, designate the Person to serve as the Disbursing Agent under the Plan, and will file a written notice of such designation at least five
      (5) days before the Confirmation Hearing. Distributions to holders of Allowed Claims will be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, and

      (d) in the case of an Prepetition Secured Lender Claim, to the Prepetition Secured Lender Agent. Distributions on account of Prepetition Secured Lender Claims will be deemed complete upon delivery of such distributions to the Prepetition Secured Lender Agent. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Unless otherwise agreed between the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable distributions made by the Disbursing Agent will be returned to the Reorganized Debtors until such distributions are claimed.

            All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Distribution Date, after which date all unclaimed property will revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In the event of a timely claim for an unclaimed distribution, the Reorganized Debtors will deliver the applicable unclaimed property to the Disbursing Agent for distribution pursuant to the Plan. Nothing contained in the Plan will require any Debtor, any Reorganized Debtor, any Disbursing Agent, to attempt to locate any holder of an Allowed Claim.

            5. Reserves for Disputed Claims; Distributions on Account Thereof. No payments or distributions will be made on account of a Disputed Claim or any portion thereof until such Claim becomes an Allowed Claim. A Disputed Claim is any Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, and (a) if no Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, that has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, (b) if a Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order, (c) for which a Proof of Claim was required to be filed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed,
      (d) for damages based upon the rejection by the Debtors of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code and as to which the applicable Bar Date has not passed, (e) that is disputed in accordance with the provisions of the Plan; or (f) if not otherwise Allowed, as to which the applicable Claims Objection Deadline has not expired.

            The Disbursing Agent will, on the applicable Distribution Date, make distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Such distributions will be based upon the cumulative distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

            6. Objection Procedures. All objections to Claims must be filed with the Bankruptcy Court by the Claims Objection Deadline and promptly served on the holders of such Claims. Under the Plan, the Claims Objection Deadline is defined as the last day for filing objections to Claims, which day will be (a) for all Claims other than General Unsecured Claims and Key Continuing Vendor Claims, the latest of (i) sixty (60) days after the Effective Date, (ii) sixty (60) days after the applicable Proof of Claim or request for payment of an Administrative Claim is filed, or (iii) such other date ordered by the Bankruptcy Court upon motion of the Debtors or any other party; or (b) for General Unsecured Claims and Key Continuing Vendor Claims, the latest of (i) one hundred twenty (120) days after the Effective Date, (ii) sixty (60) days after the applicable Proof of Claim is filed, or (iii) such other date ordered by the Bankruptcy Court upon motion of the Debtors or any other party. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, and the Claim is not otherwise disputed pursuant to the terms of the Plan, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

            7. Estimation of Contingent or Unliquidated Claims. The Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

      F. Disposition of Executory Contracts and Unexpired Leases.

            1. Contracts and Leases Deemed Rejected. The Plan provides for the deemed rejection of all executory contracts or unexpired leases that have not been otherwise disposed of in some manner. Specifically, each Debtor will be deemed to have rejected, as of the Effective Date, each executory contract and unexpired lease to which it is a party unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by a Debtor on or before the Confirmation Date, or (iv) is listed on the Schedule of Executory Contracts to be Assumed by the Debtors, attached as part of the Plan Supplement. The Confirmation Order will constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

            Under the Plan, each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

            2. Cure with Respect to Assumed Contracts and Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code by Cure as that term is defined in the Plan. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or
      (c) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute; provided however, that not less than ten (10) business days after entry of such Final Order, the Debtors will be authorized to file a motion to reject any executory contract or unexpired lease to the extent the Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such executory contract or unexpired lease unfavorable to the Debtors' Estates.

            3. Rejections Effected by Terms of Plan. The Debtors reserve the right, at any time up to two (2) business days prior to Confirmation to file a motion to assume any executory contract or unexpired lease to which any Debtor is a party subject to a subsequent hearing which may occur at the Confirmation Hearing or a later date. Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date are deemed to be rejected.

            4. Rejection Damages. If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors and counsel to the Creditors Committee, within thirty (30) days after entry of the order authorizing the rejection of such executory contract or unexpired lease.

            5. Compensation and Benefit Programs. The Plan provides that with the exception of the Debtors' defined benefit pension plan covered by Title IV of the

      Employee Retirement Security Act of 1974, as amended ("ERISA") for which the Debtors are seeking approval of a distress termination pursuant to the provisions of Section 4041 of ERISA, and except to the extent an employee compensation or benefit program of the Debtors (i) has been previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, or (ii) is the subject of a pending motion to assume filed by a Debtor on or before the Confirmation Date, or (iii) has been previously terminated, or (iv) has been provided for in subsections (b) and (c) of Section 7.5 of the Plan, all other employee compensation and benefit programs of the Debtors, including all pension and retirement plans (including, without limitation, each of the Debtors' supplemental executive retirement plans, health and welfare plans) and all programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are rejected under the Plan, subject to the Debtors' compliance with the provisions of Sections 1113 and 1114 of the Bankruptcy Code, to the extent applicable.

            All rights, claims, interests, entitlements, and obligations of the Debtors under the KERP Order and under the KERP shall continue in full force and effect.

            The provisions of the Bankruptcy Court's order authorizing the Debtors to pay prepetition wages, compensation and employee benefits, entered on December 3, 2004, and the order authorizing the continuation of workers' compensation and employers' liability program and policies and payment of certain prepetition obligations in respect thereof, also entered on December 3, 2004, shall remain in effect until the Effective Date of the Plan.

            6. Indemnification Obligations. The Plan provides that in addition to Indemnification Obligations that are contained in contracts that are assumed by the Debtors, Indemnification Obligations owed to any present professionals retained by the Debtors pursuant to Sections 327 or 328 of the Bankruptcy Code and Indemnification Obligations owed to directors and officers who are employed with or who served the Debtors as of the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan. All other Indemnification Obligations owed to any other professionals will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order (unless assumed or rejected by another Final Order).

            In addition, the Plan provides that with respect to the rights of all present and former directors, officers and employees of the Debtors who are entitled to assert against the Debtors any Indemnification Obligation in respect of any claims, demands, suits, causes of action or proceedings against such individual based upon any act or omission related to such individuals' service (other than for willful misconduct or gross negligence) with, for, or on behalf of the Debtors (the "Indemnification Rights"): (i) all Indemnification Rights shall be released and discharged as of the Effective Date except for those Indemnification Rights held by current officers and directors who are employed with or who served the Debtors as of the Petition Date (the "Indemnitees") for whom Indemnification Obligations are assumed pursuant to Section 7.6(a) of the Plan and any Indemnitee that serves as a director, officer or employee of the Reorganized Debtors immediately following the Effective Date together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date (the "Continuing Indemnification Rights") (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Case); (ii) the Debtors or the Reorganized Debtors covenant to maintain directors' and officers' insurance providing coverage for all Indemnitees for a period of two (2) years after the Effective Date in at least the scope and amount as currently maintained by the Debtors, shall maintain tail coverage under policies in existence as of the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person's service with, for or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage") and hereby further indemnify such Indemnitees for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy; (iii) the insurers who issue the Insurance Coverage are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (iv) the Debtors or the Reorganized Debtors hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

      G. Revesting of Assets; Release of Liens; Effective Date Restructurings. Except as otherwise provided in the Plan, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of or abandoned pursuant to the Plan will revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all such property of each Reorganized Debtor will be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

      H. Post-consummation Corporate Structure, Management and Operation.

            1. Continued Existence. Except as otherwise provided in the Plan (including with respect to the Restructuring Transactions), each Debtor will, as Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity entitled to all the benefits and protections provided in the Confirmation Order, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law.

            2. Restructuring Transactions. On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such restructuring transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective business or simplify the overall corporate structure of the Reorganized Debtors (collectively, the "Restructuring Transactions") all to the extent not inconsistent with any other term of the Plan. Such Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtor or the Reorganized Debtors to be necessary and appropriate. Consistent with the terms of the Plan, with respect to any Debtor or Reorganized Debtor, the documents implementing any Restructuring Transactions shall clearly grant to creditors of such Debtor or Reorganized Debtor status as third party beneficiaries to enforce rights granted in the Plan against the surviving, resulting or acquiring corporation or entity.

            3. Post-Consumation Governance Documents. The Certificates or Articles of Incorporation and/or Operating Agreement, and/or Code of Regulations of each Debtor, as applicable, will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Articles of Incorporation and/or Operating Agreement, and/or Code of Regulations, as applicable, of the Reorganized Debtors will be in substantially the forms of such documents included in the Plan Supplement.

            4. Cancellation of Old Securities and Agreements. On the Effective Date, except as otherwise provided for in the Plan, (a) the Old Securities and any other note, bond or indenture evidencing or creating any indebtedness or obligation of any Debtor will be cancelled, and (b) the obligations of the Debtors under any agreements, indentures or certificates of designations governing the Old Securities and any other note, bond or indenture evidencing or creating any indebtedness or obligation of any Debtor will be discharged.

            5. Cancellation of the Prepetition Transaction Documents and Issuance of New Senior Notes. On the Effective Date and after receipt of all distributions under the Plan to which the Prepetition Secured Lenders are entitled to, except as otherwise provided for herein, (a) the Prepetition Transaction Documents and any other related agreement evidencing or creating any indebtedness or obligation of any of the Debtors shall be cancelled, and (b) the obligations of the Debtors under the Prepetition Transaction Documents and any other note, bond, or indenture evidencing or creating any indebtedness or obligations of Amcast to the Prepetition Secured Lenders shall be discharged, as of the Effective Date.

            The Prepetition Secured Lenders shall receive in satisfaction of the Secured Claims related to the Prepetition Transaction Documents, in addition to the New Amcast Common Stock described in Section 6.7 of the Plan, their pro rata share of the New Senior Notes with the payment and lien priorities, terms and conditions as set forth in Exhibit B to the Plan.

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

            6. Officers and Directors of Reorganized Debtors. The Plan provides that the existing officers of the Debtors will serve initially in the same capacities after the Effective Date for the Reorganized Debtors until replaced or removed in accordance with the Articles of Incorporation and/or Code of the Regulations of Reorganized Debtors.

            Under the Plan, the initial Board of Directors of Reorganized Amcast shall be comprised of five (5) members to be selected by the New Shareholders of Reorganized Amcast in accordance with the New Shareholders' Agreement. These individuals will be identified in the Plan Supplement.

            7. Funding of Reorganized Debtors. On the Effective Date, the Exit Facility, as evidenced by a new revolving credit facility, new revolving promissory notes, if requested by any of the lenders under the Exit Facility, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder or in connection therewith on the Effective Date, shall become effective. The new revolving promissory notes issued and all obligations thereunder shall be repaid as set forth in such notes, the Exit Facility and related documents. The Exit Facility shall be used, inter alia, for the payment in full of all amounts outstanding under the DIP Facility as of the Effective Date.

            8. Exemption from Certain Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or any other Person pursuant to the Plan in the United States, including any Liens granted by the Debtors to secure the Exit Facility, and the New Senior Notes, will not be taxed under any law imposing a stamp tax or other similar tax. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement.

            9. Corporate Action. On the Effective Date, the adoption and filing of the Articles of Incorporation of the Reorganized Debtors and the Regulations of the Reorganized Debtors, the appointment of directors and officers of the Reorganized Debtors, and all actions contemplated hereby will be authorized and approved in all respects (subject to the provisions hereof) pursuant to the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the board of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations or consents except for express consents required under the Plan.

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      I. Confirmation and/or Consummation.

            1. Requirements for Confirmation of the Plan. Before the Plan can be confirmed, the Bankruptcy Court must determine at the hearing on confirmation of the Plan (the "Confirmation Hearing") that the following requirements for confirmation, set forth in Section 1129 of the Bankruptcy Code, have been satisfied:

            - The Plan complies with the applicable provisions of the Bankruptcy Code.

            - The Debtors have complied with the applicable provisions of the Bankruptcy Code.

            - The Plan has been proposed in good faith and not by any means forbidden by law.

            - Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

            - The Debtors have disclosed (i) the identity and affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors or (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Claim and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

            - With respect to each Class of Claims or Interests, each Impaired Claim and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such holder, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section X.D.

            - The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over period not exceeding six (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to

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

                  the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. See Section VI.C.1.

            - If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

            - Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan. See Section X.A.

            - The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

                  The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11 and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

            2. Conditions to Consummation of the Plan. The conditions that must be satisfied on or prior to the Effective Date, which is the Business Day upon which all conditions to the consummation of the Plan have been satisfied or waived, and is the date on which the Plan becomes effective, are that: (a) the Confirmation Order will have been entered and will, among other things: (i) be reasonably acceptable to the DIP Facility Agent and the Prepetition Secured Lender Agent; (ii) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan; (iii) authorize the issuance of the New Senior Notes and the New Amcast Common Stock; and (iv) provide that notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan; (b) the Confirmation Order will not then be stayed, vacated, or reversed and shall become a Final Order; (c) the Certificates or Articles of Incorporation of the Reorganized Debtors, the Operating Agreements, the Code of Regulations of the Reorganized Debtors, the New Senior Notes, the Exit Facility, and any and all related documents will, to the extent any such documents contemplate execution by one or more persons, have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document will have been satisfied or waived; (d) the Reorganized Debtors will have arranged and have a binding commitment for credit availability under the Exit Facility in an amount, form and substance acceptable to the Debtors and the Prepetition Secured Lender Agent; (e) all material authorizations, consents and regulatory approvals required, if any, in connection with consummation of

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

      the Plan will have been obtained; and (f) all material actions, documents and agreements necessary to implement the Plan will have been effected or executed.

      J. Releases, Discharge, Injunctions, Exculpation and Indemnification.

            1. Releases by Debtors. The Plan provides for certain releases to be granted by the Debtors in favor of each other, the Debtors' non-Debtor subsidiaries, the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the DIP Facility Agent, the DIP Facility Lenders, the Creditors Committee (but not its members in their individual capacities), or any of their respective directors, officers, employees (except as limited in Section 12.9(a) of the Plan), and advisors, attorneys, and other professionals serving immediately prior to the Effective Date and those of Debtors' directors, officers and employees designated on Exhibit C to the Plan. Specifically, as of the Effective Date, for good and valuable consideration in return for the compromises embodied in the Plan, the receipt and adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any person seeking to exercise the rights of the Debtors' estate, including, without limitation, any successor to the Debtors and any estate representative appointed or selected pursuant to
      Section 1123(b)(3) of the Bankruptcy Code, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder),whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates or the Reorganized Debtors against (i) any of the Debtors and the Debtors' Non-Debtor subsidiaries, (ii) the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the DIP Facility Agent, the DIP Facility Lenders, and the Creditors Committee (but not its members in their individual capacities), (iii) any of the current and former directors, officers, employees (except as limited herein below), and advisors, attorneys, and other professionals retained by the Debtors, the Debtors' subsidiaries and non-Debtor subsidiaries, the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the DIP Facility Agent, the DIP Facility Lenders, and the Creditors Committee (but not its members in their individual capacities) serving immediately prior to the Effective Date, and (iv) those of Debtors' directors, officers and employees designated on Exhibit C of the Plan, but specifically excluding any Person identified in clauses (i) through (iv) above who has, on or before the Effective Date, asserted any claim (other than a Proof of Claim as to which the Debtors have not made any objection on or before the applicable Objection Deadline) or initiated any suit, action or similar proceeding against the Debtors that has not been waived by such Person in its entirety on or prior to the Effective Date; provided, however, that nothing in Section 12.9(a) of the Plan will be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims,

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

      obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors.

            The Debtors do not believe that there are any valid claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities that they hold against any of their directors, officers and employees, against any of their subsidiaries, or against any of the Prepetition Secured Lenders, the Prepetition Secured Lender Agent the DIP Facility Agent, the DIP Facility Lenders, or the Creditors Committee.

            As to the Debtors' current directors, officers and employees, the consideration for such release is the service rendered by such individuals during the pendency of the Chapter 11 Case and the need for their continued dedication after the Effective Date to fully consummate a successful reorganization. The Debtors will be hampered in their consummation efforts if their directors, officers and employees are subject to claims and potential litigation that will distract their attention from operational and other business matters. None of such individuals are currently the target of any actual claim or litigation, and the Debtors are not aware of any credible theory on which they might pursue claims and litigation against such individuals.

            Under applicable law, the Debtors will have the burden at the Confirmation Hearing of justifying the releases proposed to be given by the Debtors. The Bankruptcy Court will determine whether the Debtors have met their burden or not, and any party desiring to do so may object to some or all of the releases proposed to be granted.

            2. Releases by Holders of Claims and Interests. In furtherance of the release provisions of the Plan, as of the Effective Date, for good and valuable consideration in return for the compromises embodied in the Plan, the receipt and adequacy of which is hereby confirmed, each holder of a Claim that affirmatively votes in favor of the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' non-Debtor subsidiaries, if any, (ii) the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the DIP Facility Agent, the DIP Facility Lenders, and the Creditors Committee (but not its members in their individual capacities) and their respective present agents or professionals, and (iii) any of the directors, officers and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit C to the Plan, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors) (the Persons identified in clauses (i) through (iii) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the

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

      Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, provided, however, that no such release shall be given to any Person (other than the Debtors) with respect to any contractual obligation owed to the holder of a Claim, including without limitation, obligations under promissory notes, guarantees, or similar instruments, whether related to the Debtors or otherwise.

            Each of the Claimholder Releasees will be deemed to forever release, waive and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

            Creditors may have independent claims against one or more of the Claimholder Releasees. The Debtors have no actual knowledge of any such claims, but cannot warrant to creditors that they do not exist. Since a vote in favor of the Plan will release whatever creditor claims do exist, if any, against Claimholder Releasees, creditors should consult their own counsel for information and advice as to whether any such claims exist and the value or merit of any such claims. If a creditor does not wish to give the releases contemplated under the Plan, then the creditor should vote to reject the Plan.

            3. Discharge and Discharge Injunction. Confirmation of the Plan effects a discharge of all Claims against the Debtors. As set forth in the Plan, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property will have been abandoned by order of the Bankruptcy Court, retained, or distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, will be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or the holder of a Claim based upon such debt accepted the Plan. In addition, all Amcast Interests will be terminated except as otherwise provided in the Plan.

            Under the Plan, as of the Effective Date, except as provided in the Plan or in the Confirmation Order, all Persons will be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Amcast Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

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

            In addition, nothing in the Plan will release, discharge or preclude any remedies of the United States Environmental Protection Agency or any state environmental protection agency that are not within the definition of "claim" as set forth in Section 101(5) of the Bankruptcy Code.

            The discharge of the Debtors pursuant to the Plan is not intended to limit in any way the Debtors' insurance coverage or to deprive any third party of any rights to such coverage that may otherwise exist.

            In furtherance of the discharge of Claims and the termination of Amcast Interests, the Plan provides that, except as provided in the Plan or in the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold a Claim or other debtor liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding;
      (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; or
      (v) commencing or continuing any action, in each such case in any manner, in any place, or against any person that does not comply with or is inconsistent with the provisions of the Plan. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 12.11 of the Plan.

            4. Exculpation Relating to Chapter 11 Case. The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case. Specifically, the Plan provides that, none of the Debtors or their respective subsidiaries, the Reorganized Debtors, the Prepetition Secured Lenders, the Prepetition Secured Lender Agent, the DIP Facility Agent, the DIP Facility Lenders, the Creditors Committee, or any of their respective present or former members, officers, directors, employees, advisors, professionals and agents will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

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            Moreover, the Plan provides that no holder of a Claim or an
      Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns will have any right of action against any Debtor, any Reorganized Debtor, any of its subsidiaries, the Creditors Committee, the Prepetition Secured Lenders, the DIP Facility Agent, the DIP Facility Lenders, or any of their respective present or former members, officers, directors, employees, advisors, professionals and agents for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

            5. Post-Effective Date Indemnifications. The Plan requires that the Articles of Incorporation, Code of Regulations and Operating Agreement, as applicable, of the Reorganized Debtors contain provisions which (i) eliminate the personal liability of the Debtors' former, present and future directors and officers for monetary damages resulting from breaches of their fiduciary duties (other than for willful misconduct or gross negligence) and (ii) require such Reorganized Debtors, subject to appropriate procedures, to indemnify those of the Debtors' directors, officers serving immediately following the Effective Date for all claims and actions (other than for willful misconduct or gross negligence), including, without limitation, for pre-Effective Date acts and omissions. In addition, the Plan requires that on or as of the Effective Date, the Reorganized Debtors will enter into separate written agreements providing for the indemnification of each Person, as listed on Exhibit C to the Plan, who is a director, officer or member of management of such Reorganized Debtor as of the Effective Date for all claims and actions (other than for willful misconduct or gross negligence), including, without limitation, for pre-Effective Date acts and omissions.

      K. Preservation of Rights of Action. Litigation Rights consist of claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, including, without limitation, those Litigation Rights described in Appendix F attached hereto. The Plan provides that except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with
Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor will retain all of their respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person whether or not described in Appendix F attached hereto. Each Debtor or Reorganized Debtor will retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all such Litigation Rights. Each Debtor or Reorganized Debtor or their respective successor(s) may pursue such retained Litigation Rights as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights in accordance with applicable law and consistent with the terms of the Plan.

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

      Litigation Rights include potential avoidance or other bankruptcy causes of action including, without limitation, causes of action arising under Sections 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code. Litigation Rights also include non-bankruptcy claims, rights of action, suits or proceedings that arise in the ordinary course of the Debtors' businesses. The Debtors currently hold certain claims or rights of action against a number of parties. The Debtors also have claims against certain parties that may ripen into litigation.

      The Debtors reserve the right to settle or otherwise not pursue any pending or potential claims, rights of action, suits or proceedings. Nothing contained in this Disclosure Statement should prejudice the Debtors' rights to pursue any claims, rights of action, suits or proceedings that have arisen or may arise in the future in the ordinary course of the Debtors' businesses.

      L. Retention of Jurisdiction. Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Plan provides that the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

      - allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

      - hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4) of the
            Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

      - hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

      - effectuate performance of and payments under the provisions of the Plan;

      - hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Chapter 11 Case or the Litigation Rights;

      - enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and

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

            other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order;

      - hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the Exit Facility or New Senior Notes will be determined in accordance with the governing law designated by the applicable document;

      - consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

      - issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

      - enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

      - hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, this Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Plan Supplement, this Disclosure Statement or the Confirmation Order;

      - enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

      - except as otherwise limited, recover all assets of the Debtors and property of the Estates, wherever located;

      - hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

      - hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge;

      - hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

      -     enter a final decree closing the Chapter 11 Case.

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

      If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 11.1 of the Plan, the provisions of Article XI of the Plan will have no effect upon and will not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

      M. Amendment, Alteration, Revocation and Modification of Plan. The Debtors may alter, amend or modify the Plan under Section 1127(a) of the Bankruptcy Code at any time on or prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

      If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      The Debtors reserve the right to revoke or withdraw the Plan at anytime prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects,
(b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person.

      N. Plan Implementing Documents. The documents necessary to implement the Plan include the following:

      -     Articles of Incorporation of the Reorganized Debtors;

      -     Code of Regulations of the Reorganized Debtors;

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

      - the Exit Facility (and any related documents, including the New Senior Notes), which documents will evidence the exit financing obtained by Amcast, and will have the principal terms and conditions set forth on Exhibit A to the Plan.

      Such documents will be submitted as part of the Plan Supplement, which will be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, all documents included in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtors in accordance with Section
12.16 of the Plan.

                                   ARTICLE VII

                      CERTAIN RISK FACTORS TO BE CONSIDERED

      The holders of Claims in Classes 2, 3, 4 and 5 should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks associated with the Plan and its implementation.

      A. General Considerations. The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Nevertheless, reorganization of certain of the Debtors' businesses and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors' customers, suppliers, employees, communities and other stakeholders.

      B. Certain Bankruptcy Considerations. Even if all voting Impaired Classes vote in favor of the Plan, and if with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court as a court of equity may exercise substantial discretion and may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, (see Section X.A), and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See
Section X.D. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix E annexed hereto for a liquidation analysis of the Debtors.

      If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders.

      The Debtors' future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors' operating results, as the Debtors' ability to obtain financing to

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

fund their operations and their relations with their customers and suppliers may be harmed by protracted bankruptcy proceedings. Once a plan of reorganization is approved and implemented, the Debtors' operating results may be adversely affected by the possible reluctance of prospective lenders, customers and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

      C. Claims Estimations. There can be no assurance that any estimated Claim amounts set forth in this Disclosure Statement are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

      D. Conditions Precedent to Consummation. The Plan provides for certain conditions that must be satisfied (or waived) prior to confirmation of the Plan and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). In addition, the Debtors' current DIP Facility expires on June 15, 2005. The Debtors will need to obtain an extension of the DIP Facility or alternative debtor-in-possession financing through the Effective Date of the Plan in order to complete its restructuring. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

      E. Inherent Uncertainty of Financial Projections. The Projections set forth in Appendix B hereto cover the operations of the Reorganized Debtors through fiscal year 2008. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates or generally accepted accounting principles; general business and economic conditions; competition; retention of key management and other key employees; adequate financing; absence of material contingent or unliquidated litigation, indemnity or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

      To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors or any other Person that the Projections can or will be achieved.

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

      F. Certain Risk Factors Relating to Securities to be Issued Under the
Plan.

            1. No Current Public Market. There currently is no market for the New Amcast Common Stock that will be issued pursuant to the Plan. Amcast does not intend to list the New Amcast Common Stock on any national or regional securities exchange or qualify the New Amcast Common Stock for quoting on any inter dealer quotation or other system. The New Amcast Common Stock might not be eligible for any such listing and/or quotation. As a result, the New Amcast Common Stock might be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations for the New Amcast Common Stock might not be available.

            Upon issuance of the New Amcast Common Stock pursuant to the Plan, Amcast will not be required to cause the New Amcast Common Stock to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Amcast currently does not expect to voluntarily effect such registration. Therefore, Amcast will not be required to file periodic reports and other information under the Exchange Act. If in the future Amcast effects the registration of the New Amcast Common Stock under the Exchange Act, voluntarily or otherwise, it may cause the New Amcast Common Stock to be deregistered at any time that it is eligible to do so. If at any time Amcast provides periodic financial or other information to the public or the holders of the New Amcast Common Stock outside of the requirements of the Exchange Act, as it currently proposes to do, it will be permitted to discontinue this practice at any time. Therefore, holders of New Amcast Common Stock might be unable to obtain financial and other material information about Amcast, and this might inhibit their ability to trade the New Amcast Common Stock.

            Accordingly, there can be no assurance as to the development or liquidity of any market for the New Amcast Common Stock. If a trading market does not develop or is not maintained, holders of the New Amcast Common Stock might experience difficulty in reselling such securities or might be unable to sell them at all. Even if such market were to exist, the New Amcast Common Stock could trade at prices higher or lower than the value attributed to such securities in connection with their distribution under the Plan, depending upon many factors, including, without limitation, the general conditions of the economy and the markets in which Amcast competes, the performance of and investor expectations for Amcast and its business, the market for similar securities and prevailing interest rates.

            Persons to whom the New Amcast Common Stock is issued pursuant to the Plan might prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, any market that does develop for the New Amcast Common Stock might be volatile. Other factors, such as the likelihood that Amcast will not declare dividends for the foreseeable future, might further depress any market for the New Amcast Common Stock.

            Resales of the New Amcast Common Stock by certain persons who are deemed to be "underwriters" pursuant to Section 1145(b) of the Bankruptcy Code will be restricted. For further discussion, see Section VIII.B below.

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

            2. Restrictions on Payment of Dividends. Amcast does not anticipate that cash dividends or other distributions will be paid with respect to the New Amcast Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which Amcast will be a party, including the Exit Facility, might limit the ability of Amcast to pay dividends.

            3. Anti-Takeover Effects. Amcast's Articles of Incorporation and Code of Regulations, as well as the General Corporation Law in the Debtors' relevant state of incorporation, contain provisions that might have the effect of delaying, deterring or preventing a change in control of Amcast. These provisions could have the effect of discouraging a potential acquirer from making an unsolicited bid for the company, including a bid that might be favorable to Amcast and the holders of the New Amcast Common Stock. These provisions could also have the effect of making the removal of Amcast's directors and management more difficult, even when the removal might be in the best interests of Amcast and the holders of the New Amcast Common Stock.

      G. Competition. The high degree of competition in the Debtors' businesses and the potential for new competitors to enter into those businesses could cause actual results to differ from those expected by the Debtors.

      H. Raw Materials / Production. The Debtors purchase raw materials from a number of suppliers and, believe that the raw materials needed for its businesses will be available in sufficient supply on a competitive basis for the foreseeable future. However, increases in the cost of raw materials, including energy and other inputs used to make the Reorganized Debtors' products could affect future sale volumes, prices and margins for the products of the Reorganized Debtors. In addition, future technological advances may affect the Reorganized Debtors' product lines. Also, potential volatility in production schedules, delays in the introduction of new products and delays in achieving expected cost reductions may impact the Reorganized Debtors' production efficiency.

      I. Market Conditions. Continued or increased price pressure and changes in domestic and international economic conditions could have an adverse effect on the Debtors' businesses.

      J. Environmental. The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs.

            1. Laws and Regulations. The Debtors' various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment. Modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, could require capital expenditures which may be material or otherwise

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

      adversely impact the Debtors operations. Also, if environmental laws and regulations affecting the Company's operations become more stringent, costs for environmental compliance may increase above historical levels.

            In addition, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") and similar state statutes have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances regardless of fault. The Debtors' facilities have been operated for many years by the Debtors or its prior owners and operators, and adverse environmental conditions of which the Debtors are not aware may exist. Although the Debtors believe that their reserves are adequate, the discovery of additional or unknown environmental contamination at any of the Debtors' current facilities could have a material adverse effect on the Debtors' financial condition or results of operation.

            Accruals for environmental liabilities are recorded based on current interpretations of applicable environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon information available to management to date, the nature and extent of the environmental liability, the Company's experience with similar activities undertaken, estimates obtained from outside consultants and the legal and regulatory framework in the jurisdiction in which the liability arose. The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs. The material components of the Debtors' environmental accruals include potential costs, as applicable, for investigation, monitoring, remediation and ongoing maintenance activities at any affected site. Accrued liabilities for environmental matters were $2.8 million at December 31, 2004.

            2. Administrative and Judicial Proceedings. As a result of its operations, the Debtors are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these facilities, the Debtors believe that any such liability will not have a material adverse effect on their financial condition, cash flows or results of operations.

      K. Reliance on Key Personnel. The Debtors operate a business that is highly dependent on skilled employees. A loss of a significant number of key professionals or skilled employees could have a material adverse effect on the Reorganized Debtors and may threaten their ability to survive as going concerns.

      The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. There can be no assurance that the Debtors will be able to retain and employ qualified management and technical

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

personnel. The Debtors obtained Bankruptcy Court approval of the implementation of a retention plan designed to retain certain of their key employees. To date, the plans have had their intended effect, but there is no guarantee that their effectiveness will continue or that the post-restructuring environment will not introduce new risks to employee retention.

      L. Leverage. The Debtors believe that they will emerge from Chapter 11 with a reasonable level of debt that can be effectively serviced. However, they may find that they are overleveraged, which could have significant negative consequences, including:

      - it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their indebtedness;

      - the Reorganized Debtors may be vulnerable to a downturn in the industries in which they operate or a downturn in the economy in general;

      - the Reorganized Debtors may be required to dedicate a substantial portion of their cash flow from operations to fund working capital, capital expenditures and other general corporate requirements;

      - the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate;

      - the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt; and

      - the ability of the Reorganized Debtors to borrow additional funds may be limited.

      The covenants in the Exit Facility and the New Senior Notes may also restrict the Reorganized Debtors' flexibility. Such covenants may place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness.

      Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements. The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on conditions in the global markets for their products, the global economy generally and other factors that are beyond their control. The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs. Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity. The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all. If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain

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

circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

      M. Litigation. The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

      N. Adverse Publicity. Adverse publicity relating to the Reorganized Debtors, in connection with the Debtors' Chapter 11 cases, may negatively impact the Debtors' efforts to establish and promote name recognition and a positive image.

      O. Certain Tax Considerations. There are a number of income tax considerations, risks and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in
Article IX regarding certain U.S. income tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to holders of Claims who are entitled to vote to accept or reject the Plan.

                                  ARTICLE VIII

               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

      It is not currently expected that any registration statement will be filed under the Securities Act or any state securities laws with respect to the issuance or distribution of the New Amcast Common Stock under the Plan or their subsequent transfer or resale. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

      A. Offer and Sale of New Securities Pursuant to the Plan: Bankruptcy Code Exemption From Registration Requirements. Holders of certain Allowed Claims will receive New Amcast Common Stock pursuant to the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. In reliance upon this exemption, the Debtors believe that the offer and sale of the New Amcast Common Stock under the Plan will be exempt from registration under the Securities Act and state securities laws.

      In addition, the Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

      B. Subsequent Transfers of New Amcast Common Stock. Section 1145(b) of the Bankruptcy Code defines the term "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is:
(a) with a view to distribution of such securities; and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

      The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person."

      To the extent that persons deemed to be "underwriters" receive New Amcast Common Stock pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons would not be permitted to resell such New Amcast Common Stock unless such securities were registered under the Securities Act or an exemption from such registration requirements were available.

      Pursuant to the Plan, certificates evidencing New Amcast Common Stock received by a holder of 10% or more of the New Amcast Common Stock issued under the Plan will bear a legend substantially in the form below:

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

      THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

      Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Amcast Common Stock to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, Amcast expresses no view as to whether any such person would be such an "underwriter." PERSONS WHO RECEIVE NEW AMCAST COMMON STOCK UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE TO THE RESALE OF SUCH SHARES.

      THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW AMCAST COMMON STOCK OR THE BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW AMCAST COMMON STOCK.

                                   ARTICLE IX

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

      A. Certain U.S. Federal Income Tax Consequences of the Plan. THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO CERTAIN DEBTORS AND HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. THIS SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECTS

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THAT COULD ADVERSELY AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED
BELOW.

      THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, NON U.S. TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER DEALERS, LIFE INSURANCE COMPANIES, TAX EXEMPT ORGANIZATIONS, AND THOSE HOLDING CLAIMS THROUGH A PARTNERSHIP OR OTHER PASSTHROUGH ENTITY). IN ADDITION, THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR NON U.S. TAXATION AND DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ARE UNIMPAIRED UNDER THE PLAN OR HOLDERS OF CLAIMS THAT ARE NOT ENTITLED TO RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN.

      A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE DATE OF THIS DISCLOSURE STATEMENT AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY AMCAST WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON U.S. TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

            1. U.S. Federal Income Tax Consequences to Certain Debtors.

                  (a) Cancellation of Indebtedness Income. Under the Code, a
            U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness ("COD") realized during the taxable year. COD income generally equals the difference between the "adjusted issue price" of the indebtedness discharged and the sum of the amount of cash, the "issue price" of any debt instruments and the fair market value of any other property transferred in satisfaction of such discharged indebtedness. COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged.

                  The Debtors will not include such COD income in gross income, however, because (i) the indebtedness will be discharged while the Debtors are under the jurisdiction of a court in a Title 11 case, and (ii) the indebtedness will be discharged either by court order or pursuant to a plan approved of by the court.

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            Instead, certain Debtors will be required to reduce certain tax attributes (e.g., net operating loss and net operating loss carryovers (collectively, "NOLs"), general business credit carryovers, minimum tax credit, capital loss carryovers, tax basis in property and foreign tax credit carryovers, (collectively, "Tax Attributes")) by the amount of the COD income that would otherwise have been required to be included in gross income. Reduction of tax basis in property is limited to the excess of the aggregate tax bases of the relevant Debtor's property over the aggregate of such Debtor's liabilities immediately after the discharge.

                  In the case of affiliated corporations filing a consolidated return (such as the Debtors), the attribute reduction rules apply first to the separate attributes of the particular corporation whose debt is being discharged, and then to certain attributes of the entire group without regard to the identity of the particular debtor. Accordingly, COD income of the Debtors will result first in reduction of any consolidated NOLs and other attributes, including asset basis, attributable to the Debtors (and their subsidiaries), and then of consolidated NOLs attributable to other members of the consolidated group, after use of any such NOLs to determine the consolidated group's taxable income for the tax year in which the debt is discharged.

                  The Debtors have yet to determine the amount (if any) of NOLs or other Tax Attributes that would remain after reduction of those NOLs or other Tax Attributes by COD income as more fully described above.

                  (b) Utilization of NOLs and Net Unrealized Built in Losses and
            Built-in Gains. In general, when a corporation undergoes an "ownership change," Section 382 of the Code limits the corporation's ability to utilize current net operating losses (the "Section 382 Limitation"). In addition, if the corporation has a net unrealized built-in loss in its assets (i.e., losses or deductions economically accrued but unrecognized as of the date of the ownership change) in excess of a threshold amount, the Section 382 Limitation can also limit a corporation's use over the five-year period following an ownership change of (a) loss deductions from the sale of certain assets, (b) certain deprecation deductions and (c) additional deductions that economically accrued but are unrecognized as of the date of the "ownership change" ("Built-in Losses").

                  On the other hand, if a corporation has a net unrealized
            built-in gain in its assets (i.e. gains or income economically accrued but unrecognized as of the date of the ownership change) in excess of a threshold amount, the Section 382 Limitation can be increased during the five-year period following the ownership change by (a) gains arising from the sale of certain assets and (b) income that was economically accrued but unrecognized as of the date of the ownership change ("Built-in Gains"). In 2003, the Internal Revenue Service issued favorable guidance which permits corporations with a net unrealized built-in gain to elect to increase the Section 382 Limitation during the five-year period following the ownership change by certain hypothetical cost recovery deductions attributable to

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            certain built-in gain assets held on the date of the ownership change, even though those assets are not disposed of by the corporation.

                  An "ownership change" may arise in one of two situations.
            First, Amcast believes that an "ownership change" may have occurred immediately after the Petition was filed. Second, an ownership change will occur upon consummation of the Plan.

                  If an "ownership change" occurred immediately after the
            Petition was filed, the annual use of Amcast's NOLs will be limited by the Section 382 Limitation to a small percentage of the aggregate value of the Amcast shares at that time. If an ownership change occurs only on consummation of the Plan, the annual use of Amcast's NOLs will be limited by the Section 382 Limitation to a small percentage of the lower of (i) the aggregate value of the Amcast shares immediately after such ownership change or (ii) the gross value of Amcast's consolidated assets immediately before such ownership change. The percentage applied against the appropriate value of the Amcast shares is the applicable long-term tax exempt rate, as issued by the Internal Revenue Service. The applicable rates for December 2004 and April 2005 are 4.27% and 4.20%, respectively. Subject to an increase in the Section 382 Limitation for Built-in Gains (see discussion above), if any, the product of the applicable percentage and the appropriate value of Amcast shares is the maximum amount of Amcast's NOLs that can be used annually until those NOLs expire.

                  The aggregate value of the Amcast shares immediately after the
            Petition was filed will be less than the value of such shares on the future consummation of the Plan. Accordingly, if an ownership change is deemed to occur immediately after the Petition was filed, the future use of the NOLs depreciation and certain other deductions will be severely limited. If, nonetheless, the ownership change occurred only on the consummation of the Plan, the future use of tax attributes can also be severely limited, depending on the then value of the Amcast shares.

                  (c) U.S. Federal Alternative Minimum Tax. For purposes of
            computing the Debtors' regular tax liability, all of its taxable income recognized in a taxable year generally may be offset by NOLs (to the extent permitted under the Code and subject to various limitations, including the Section 382 Limitation, as discussed above). Even if all of the Debtors' regular tax liability for a given year is reduced to zero by virtue of its NOLs, the Debtors may still be subject to the alternative minimum tax (the "AMT"). The AMT imposes a tax equal to the amount by which twenty percent (20%) of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Code which change, limit or eliminate the availability of certain tax deductions (including AMT NOLs) and which include as income certain amounts not generally included in computing the corporation's regular tax liability (any COD income excluded from the Debtors' regular taxable income, as described above, would also be excluded from their AMTI).

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                  AMT NOL carryovers are subject to attribute reduction as
            described above in "Cancellation of Indebtedness Income," and AMT NOLs and recognized AMT Built-in Losses are subject to limitations under Section 382 as described above in "Utilization of NOLs and Net Unrealized Built in Losses and Built-in Gains."

            2. U.S. Federal Income Tax Consequences to Certain Claim Holders.

                  (a) Holders of Prepetition Secured Lender Claims (Class 2).
            Amcast believes that receipt of the New Senior Notes and New Amcast Common Stock should be treated as a taxable exchange for U.S. federal income tax purposes. Amcast further believes that the New Senior Notes will be treated as issued with original issue discount ("OID") to the extent that their "stated redemption price at maturity" exceeds their "issue price."

            Amcast believes that a holder of a Prepetition Secured Lender Claim should recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of
            (a) the issue price of the Term Note A, (b) the issue price of the Term Note B and (c) the fair market value of the New Amcast Common Stock, all received in respect of its Prepetition Secured Lender Claim, and (2) the holder's adjusted tax basis in its Prepetitioned Secured Lender Claim. Amcast believes that any such recognized gain or loss will generally be capital gain or loss if a holder of such Prepetition Secured Lender Claim held such claim as a capital asset for U.S. federal income tax purposes and will be long term capital gain or loss if the holder's holding period for such claim exceeded one year as of the Effective Date.

            OID. Subject to the discussion of Applicable High Yield Discount Obligations ("AHYDO") below, Amcast believes that a holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is considered allocable to the accrual period. The amount of OID that is allocable to an accrual period is generally equal to the product of (1) the adjusted issue price of the Term Note A or Term Note B (including any "payment-in-kind" ("PIK") interest) at the beginning of the accrual period increased by prior accruals of OID and decreased by prior cash payments and (2) their respective yields-to-maturity (the discount rate which, when applied to all payments under the Term Note A or Term Note B results in a present value equal to the issue price of those Notes). If a debt instrument is issued without OID, then a holder would include "qualified stated interest" in income under the holder's regular method of accounting.

            The general effect of the OID rules is that holders may be required to include OID in income in advance of the receipt of cash in respect of such income.

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

            AHYDO. The Term Note B may constitute "applicable high yield discount obligations", commonly referred to as AHYDOs. The Term Note B will constitute AHYDOs if they have a yield to maturity that is at least five percentage points above the applicable federal rate as of the Effective Date and they are issued with "significant original issue discount". The Term Note B will be treated as having significant original issue discount if the aggregate amount that will be includible in gross income with respect to such notes for periods before the close of any accrual period ending after the date that is five years after the date of issue exceeds the sum of (1) the aggregate amount of interest to be paid in cash under the Term Notes B before the close of the accrual period and (2) the product of the initial issue price of the Term Note B and their yield to maturity.

            If the Term Note B constitute AHYDOs, the Debtors will not be allowed an interest deduction for OID accrued on those Notes until such time as they actually pay such OID. For this purpose, the issuance of additional PIK Notes will not be treated as the actual payment of OID. Moreover, a portion of the interest deduction for accrued OID will be permanently disallowed, if the Term Note B have a yield to maturity that exceeds the applicable federal rate plus six percentage points. The AHYDO rules generally do not affect the amount, timing or character of a holder's income. However, a domestic corporate holder may be treated as receiving a dividend in the amount of such disallowed portion allocable to the holder and be eligible for the dividends received deduction.

                  (b) Holders of Other Secured Claims (Class 3). Holders of
            Other Secured Claims who receive the collateral securing such Other Secured Claim upon consummation of the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes equal to the difference between such holder's adjusted tax basis, if any, in the Other Secured Claim and the fair market value of the collateral received in exchange therefor. Holders of Other Secured Claims who receive deferred cash payments may be able to report gain from such cash payments under the installment method, which generally results in the recognition of gain as the deferred cash payments are received, unless such holder affirmatively elects out of the installment method. Holders of Other Secured Claims who receive deferred cash payments should recognize loss on the Effective Date equal to the difference between such holder's adjusted tax basis, if any, in the Other Secured Claim and the fair market value of the deferred cash payments. Holders of Other Secured Claims who receive cash deferred payments should consult their tax advisor regarding the availability and application of the installment method.

                  The consummation of the Plan generally should not be a taxable event for holders of Other Secured Claims whose legal, equitable and contractual rights are Reinstated pursuant to the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement or if the Reinstatement is considered for tax purposes to be a substantial modification of the Claim.

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

                  Consideration received by holders of Other Secured Claims
            will, pursuant to the Plan, be allocated first to the principal amount of such Claim as determined for U.S. federal income tax purposes and then to accrued interest, if any, with respect to such Claim. Holders of Other Secured Claims should include the portion, if any, of the consideration received which is allocable to accrued interest as ordinary income, to the extent not previously included in income.

                  (c) Holders of General Unsecured Claims (Class 5). A holder of
            General Unsecured Claims who will receive cash under the terms of the Plan, should generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder's adjusted tax basis in such Claims. Any such recognized gain or loss will be capital or ordinary depending on the status of the Claim in the holder's hands, including whether or not the Claim constitutes a market discount bond in the holder's hands.

                  (d) Bad Debt Deduction. A holder who, under the Plan, receives in respect of a Claim an amount less than the holder's tax basis in the Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction in some amount under Section 166 of the Code. The rules governing the character timing and amount of bad debt deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

            3. Information Reporting and Backup Withholding. Certain payments, including certain payments of Claims pursuant to the Plan, payments of interest on the New Senior Notes, payments of dividends, if any, on the New Amcast Common Stock and the proceeds from the sale or other taxable disposition of the New Amcast Common Stock, may be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

            4. Importance of Obtaining Professional Tax Assistance. THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FOREGOING SUMMARY IS NOT BINDING ON ANY HOLDER AND THE FAILURE TO OBJECT TO THIS SUMMARY IS NOT AN ADMISSION BY ANY HOLDER. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS SHOULD

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

      CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

                                    ARTICLE X

             FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

      A. Feasibility of the Plan. In connection with confirmation of the Plan, the Bankruptcy Court will be required to determine that the Plan is feasible pursuant to Section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

      To support their belief in the feasibility of the Plan, the Debtors have relied upon the Projections, which are annexed to this Disclosure Statement as Appendix B.

      The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

      The Projections are based upon numerous assumptions that are an integral part of the Projections, including, without limitation, confirmation and consummation of the Plan in accordance with its terms; realization of the Debtors' operating strategy for the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates or generally accepted accounting principles; general business and economic conditions; competition; adequate financing; absence of material contingent or unliquidated litigation, indemnity or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and the assumptions on which they are based are considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other Person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors or any other Person that the Projections can or will be achieved. The Projections should be read together with the information in Article VII of this Disclosure Statement entitled "Certain Risk Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

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

      The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

      B. Acceptance of the Plan. As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

      Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, holders of Claims in each of Classes 2, 3, 4 and 5 will have voted to accept the Plan only if two-thirds (2/3) in dollar amount and a majority in number of the Claims actually voting in each Class cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting the Plan.

      C. Best Interests Test. As noted above even if a plan is accepted by each class of claims and interests the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

      To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

      The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtors in its Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in

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

respect of equity security interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

      Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

      D. Liquidation Analysis. For purposes of the Best Interests Test, in order to determine the amount of liquidation value available to Creditors, the Debtors, with the assistance of their financial advisor, Glass & Associates, Inc. ("Glass"), prepared a liquidation analysis, annexed hereto as Appendix E (the "Liquidation Analysis"), which concludes that in a Chapter 7 liquidation, holders of prepetition unsecured Claims would receive less of a recovery than the recovery they would receive under the Plan and, potentially, no recovery whatsoever. These conclusions are premised upon the assumptions set forth in Appendix E, which the Debtors and Glass believe are reasonable.

      Notwithstanding the foregoing, the Debtors believe that any Liquidation Analysis with respect to the Debtors is inherently speculative. The Liquidation Analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors' incomplete review of the Claims filed and the Debtors' books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims that represents their best estimate of the Chapter 7 liquidation dividend to holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

      E. Valuation of the Reorganized Debtors. The Debtors determined that they should estimate the post-confirmation enterprise value of the Reorganized Debtors (the "Reorganized Debtors' Enterprise Value") in order to equitably allocate distributions among the various Classes of Claims. Accordingly, the Debtors directed Glass to prepare a valuation analysis of the Reorganized Debtors.

      Glass estimates the Reorganized Debtors' Enterprise Value to be approximately $67 million to $73 million, with a midpoint of $70 million, as of June 30, 2005, which is the assumed Effective Date. This reorganization enterprise value reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Projections.

      The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, achieving the forecasts reflected in the Projections, the amount of available cash, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

      In preparing the estimated Reorganized Debtors Enterprise Value, Glass:
(a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and assisted in developing financial projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Glass deemed generally comparable to the operating businesses of the Debtors; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Glass believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating businesses; (g) visited certain of the Debtors' facilities; and (h) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as Glass deemed appropriate. Although Glass conducted a review and analysis of the Debtors' businesses, operating assets and liabilities, and business plans, Glass relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (ii) publicly available information. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

      The estimates of reorganization enterprise value, including the estimated Reorganized Debtors Enterprise Value, do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization enterprise value of the reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Glass, nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, Glass' valuation analysis as of the Effective Date may differ from that disclosed herein.

      Moreover, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. The Debtors' Plan contemplates that the reorganized Debtors will emerge from bankruptcy as a private enterprise with no public market for any of the reorganized Debtors' debt or equity securities or other financial instruments, including those issued in conjunction with the exit financing. Actual market prices of such

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

securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Reorganization Cases or by other factors not possible to predict. Accordingly, the reorganization enterprise value estimated by Glass does not necessarily reflect, and should not be construed as reflecting, values that will be attained if any of the Debtors' securities were to be sold, exchanged, or otherwise traded in public or private markets. The enterprise value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization enterprise value ranges associated with Glass' valuation analysis. Indeed, there can be no assurance that a trading market will ever develop for the New Amcast Common Stock. The value attributed to the New Amcast Common Stock in the Projections is derived from the midpoint of Glass' range for the estimated Reorganized Debtors Enterprise Value.

      Furthermore, in the event that the actual distributions to Claim holders in this Chapter 11 Case differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Claims in the impaired Classes could be significantly higher or lower than estimated by the Debtors.

      F. Financial Projections. The Debtors developed a set of Projections, summarized in Appendix B hereto, to support the conclusion that holders of Claims would receive a larger recovery under the Debtors' Plan than they would under a liquidation of the Debtors' estates, and to determine which Claims and Classes of Claims are Impaired. The Projections and supporting testimony thereof help establish the feasibility of the Debtors' Plan, that the Plan is in the best interests of all Claim Holders and that the new debt obligations to be incurred upon emergence from this Chapter 11 Cases are necessary for the Debtors to continue as a viable going concern.

      The recoveries and Projections set forth in Appendix B are based on a number of significant assumptions including, among other things, the Debtors' successful reorganization, an assumed Effective Date of June 30, 2005, their ability to achieve the operating and financial results included in the Projections, their ability to maintain adequate liquidity to fund operations and the assumption that capital and equity market conditions remain consistent with current conditions.

      THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THESE PROJECTIONS.

            1. Financial Projections. As a condition to plan confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that confirmation is not likely to be followed by either a liquidation or the need to further reorganize the Debtors. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of the Projections, analyzed the Reorganized Debtors' ability to meet their obligations under the Plan to maintain sufficient liquidity and capital

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

      resources to conduct their businesses. The Projections will also assist each holder of a Claim in determining whether to accept or reject the Plan.

            The Debtors prepared the Projections in good faith, based upon estimates and assumptions made by the Debtors' management. These include, but are not limited to, estimates and assumptions with respect to pricing and sales volume by market, raw material pricing, product sourcing, capital spending and working capital levels. The Debtors developed the Projections over the first and second quarters of their fiscal year 2005. The Debtors believe that, as a result of current business, economic, competitive, regulatory, market and financial conditions, fiscal year 2005 EBITDA before reorganization costs, fresh start adjustments, and other unusual items may be in the range of approximately $3.8 million.

            The Projections include preliminary estimates of the debt discharge and reorganization adjustments to the Debtors' financial statements anticipated upon the Debtors' emergence from bankruptcy. The Debtors intend to adopt the principles of "fresh start" accounting upon emergence, consistent with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." The expected deficiency of reorganization value relative to the fair value of the reorganized Debtors' assets is recorded as a reduction in the value of certain long-lived assets.

            The estimates and assumptions in the Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtors' control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Projections. No representations can be made as to the accuracy of the Projections or the Reorganized Debtors' ability to achieve the projected results. Therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections herein should not be regarded as an indication that the Debtors considered or consider the Projections to reliably predict future performance. The Projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Debtors do not intend to update or otherwise revise the Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Projections are not borne out. The Projections should be read in conjunction with the assumptions and qualifications set forth herein.

            THE DEBTORS DID NOT PREPARE THE PROJECTIONS WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING

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

      PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

            2. Significant Assumptions. The Debtors prepared the Projections based on, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors.

            Although the forecasts represent the best estimates of the Debtors, for which the Debtors believe they have a reasonable basis as of the date hereof, of the results of operations and financial position of the Debtors after giving effect to the reorganization contemplated under the Plan, they are only estimates and actual results may vary considerably from forecasts. Consequently, the inclusion of the forecast information herein should not be regarded as a representation by the Debtors, the Debtors' advisors or any other person that the forecast results will be achieved.

            The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Also they have been presented in lieu of pro forma historical financial information. Reference should be made to Article VII herein - "CERTAIN RISK FACTORS TO BE CONSIDERED" for a discussion of the risks related to the Projections.

            The Debtors believe that a reasonable estimate of the Effective Date is June 30, 2005. If the Debtors are able to draw upon the DIP Facility as planned, it is the Debtors' belief that the Projections will not change materially even if the Effective Date does not occur on the assumed Effective Date. Projected unaudited consolidated financial statements for the Debtors are included for each twelve-month period ending August 31, 2005, 2006, 2007, and 2008.

            Additional information relating to the principal assumptions used in preparing the Projections is set forth below.

            For the purpose of providing projected financial information, the Debtors have defined their core business as the operation of aluminum casting facilities that manufacture wheels and components for original equipment manufacturers in the passenger car, light truck, and sport utility vehicle segments of the automotive industry. Within this context, the following points represent the major assumptions underlying the
      Projections:

                  (a) Effective Date and Plan Terms. The Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses.

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

                  (b) Total Revenue. The Projections assume that total revenue will be approximately $173 million in the fiscal year ending August 31, 2005. Total revenue for fiscal years 2006 through 2008 are expected to increase approximately 13.4% in fiscal year 2006, 15.6% in fiscal year 2007, and (2.7)% in fiscal year 2008. The assumed growth is based on current releases and contracted business with the Debtors' existing customer base, certain anticipated product pricing and mix adjustments, and increased penetration of the Debtors' products within its competitive markets.

                  (c) Cost of Sales. The Projections assume that cost of sales as a percentage of total revenue are 94% in the year ending August 31, 2005. Cost of sales for fiscal years 2006 through 2008 as a percentage of total revenue are expected to be 92.6% in fiscal year 2006, 90.8% in fiscal year 2007, and 89.6% in fiscal year 2008. The assumed amounts vary as a percentage of total revenue due to changes in product mix and improvements in the Debtors' production processes to normalize scrap and other extraordinary manufacturing costs.

                  (d) SG&A Expense. The Projections assume that selling, general and administrative ("SG&A") expense as a percentage of total revenue is 9% in the year ending August 31, 2005. SG&A expense for fiscal years 2006 through 2008 as a percentage of total revenue are expected to be 5.5% in fiscal year 2006, 5.1% in fiscal year 2007, and 5.4% in fiscal year 2008. The assumed amounts decline as a percentage of total revenue between fiscal years 2005 and 2006 based on the planned reduction in corporate overhead and elimination of public company reporting requirements upon the Debtors' emergence from bankruptcy. The assumed amounts vary from fiscal year 2006 through fiscal year 2008 due mostly to the anticipated growth in revenue while SG&A expenses remain relatively stable.

                  (e) Income Taxes. For fiscal years 2006 through 2008, the
            Projections assume a tax rate (federal and state combined) of 36% of pre-tax income.

                  (f) Net Capital Expenditures. Net capital expenditures are assumed to be approximately $8.7 million in fiscal year 2005, $12.9 million in fiscal year 2006, $17.1 million in fiscal year 2007, and $11.0 million in fiscal year 2008. The capital expenditures include spending for maintenance, expansion, and growth in support of the Debtors' projected financial performance.

                  (g) Working Capital. Receivables, payables and other working capital accounts are projected according to historical levels with respect to total revenue, cost of sales, and SG&A expense, including maintaining a receivables factoring program with certain large customers.

                  (h) Balance Sheet Adjustments. The Debtors' Prepetition
            Transaction Documents are extinguished, and exit financing including a $42 million Term Note A, $27 million Term Note B, and $1 million of reorganized equity are added

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

            to the balance sheet. The Debtors' prepetition equity is cancelled upon emergence.

      The Projections and the foregoing assumptions are prefaced on the successful reorganization of the Debtors' business and finances in a timely manner, the availability of exit financing and certain tax attributes, the outcome of certain expectations regarding market conditions and the Plan becoming effective in accordance with its terms. Such estimates and assumptions, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Projections. No representations can be made as to the accuracy of the Projections or the Reorganized Debtors' ability to achieve the projected results. Therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur.

      G. Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Valuation. Notwithstanding the difficulty in quantifying recoveries with precision, the Debtors believe that the financial disclosures and projections contained herein imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. Accordingly, the Debtors believe that the "best interests" test of Section 1129 of the Bankruptcy Code is satisfied.

      H. Confirmation without Acceptance of All Impaired Classes: the "Cramdown" Alternative. In view of the deemed rejection by holders of Claims in Classes 6, 7 and 8 the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Pursuant to the Lock-Up Agreement between the Debtors and the Prepetition Secured Creditors, said creditors in Class 2 have agreed to vote in favor of the Plan. The Debtors further reserve the right to seek confirmation of the Plan with respect to the Claims in Classes 3, 4, and 5 in the event the holders of such Claims vote to reject the Plan. Specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

      A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

      A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

      The Debtors believe that they will meet the "fair and equitable "requirements of Section 1129(b) of the Bankruptcy Code with respect to holders of Claims in Classes 6 and 7 and holders of Interests in Class 8 in that no holders of junior claims or interests will receive distributions under the Plan.

      As to Classes 3, 4 and 5 in the event it becomes necessary to "cramdown" the Plan over the rejection of any such Classes, the Debtors will demonstrate at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes. The fair and equitable test set forth above for unsecured claims applies to Classes 4 and 5. The fair and equitable test for secured claims, which is applicable to the Other Secured Claims in Class 3 is that the plan provides (a) that the holders of secured claims retain the liens in the property securing such claims to the extent of the allowed amount of such claims, and that the holders of such claims receive on account of such claims deferred cash payments totaling at least the allowed amount of such claims, of a value, as of the effective date of the plan, of at least the value of such holders' interest in the estate's interest in such property, (b) for the sale of any property subject to the liens securing such claims, free and clear of such liens, with the liens attaching the proceeds of such sale, and such liened proceeds being treated either pursuant to (a) or (b), or (c) for the realization by such holders of the indubitable equivalent of such claims. The Debtors believe that the holders of Claims in such Classes will vote to accept the Plan by the requisite amounts. As to Class 3, in the event any sub-Class thereof votes against the Plan, the treatment proposed satisfies the fair and equitable test and can be crammed down, if necessary.

                                   ARTICLE XI

            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      The Debtors believe that the Plan affords holders of Claims in Classes 2, 3, 4 and 5 the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

      A. Alternative Plan(s) of Reorganization. If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

      The Debtors believe that the Plan enables Creditors to realize the greatest possible value under the circumstances, and, has the greatest chance to be confirmed and consummated.

      B. Liquidation under Chapter 7 or Chapter 11. If no plan is confirmed, the Debtors' cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

      The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets. More importantly, as set forth in Appendix E, conversion to a Chapter 7 liquidation would likely result in the immediate cessation of the Debtors' businesses, as most Chapter 7 trustees are disinclined to continue operations.

      The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could theoretically be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtors' businesses incur operating losses, the Debtors efforts to liquidate their assets over a longer period of time could theoretically result in a lower net distribution to Creditors than they would receive through a Chapter 7 liquidation. Nevertheless, because there would be no need to appoint a Chapter 7 trustee and hire new professionals, a Chapter 11 liquidation might be less costly than a Chapter 7 liquidation and thus provide larger net distributions to Creditors than in a Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

      Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plan because of the greater return anticipated by the Plan.

                                   ARTICLE XII

                       THE SOLICITATION; VOTING PROCEDURES

      A. Parties in Interest Entitled to Vote. In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is "Allowed," which means generally that no party in interest has objected to such claim or interest, and (b) the claim or interest is "Impaired" by the plan.

      Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "Impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

      If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

      B. Classes Entitled to Vote to Accept or Reject the Plan. Holders of Claims in Classes 2, 3, 4 and 5 are entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims is deemed to have accepted the Plan and each impaired Class of Claims or Interests that will receive nothing under the Plan is deemed to have rejected the Plan and, therefore, the holders of Claims or Interests in such Classes are not entitled to vote to accept or reject the Plan. Consequently, Class 1 is deemed to have accepted the Plan and Classes 6, 7 and 8 are deemed to have rejected the Plan and, therefore, none of the holders of Claims or Interests in such Classes are entitled to vote to accept or reject the Plan.

      C. Solicitation Order. On or about May _____, 2005, the Bankruptcy Court entered an order that, among other things, determines the dates and procedures applicable to the process of soliciting votes on the Plan and establishes certain procedures with respect to the tabulation of such votes (the "Solicitation Order"). Parties in interest may obtain a copy of the Solicitation Order by making written request upon the Debtors' counsel or may access a copy on Debtors' website at www.dev.thompsonhine.com/practicegroups/bankruptcy/Amcast/.

      D. Waivers of Defects, Irregularities, Etc. Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of ballots; Revocation," effective withdrawals of ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

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

      E. Withdrawal of Ballots; Revocation. Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must
(a) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (b) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (c) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (d) be received by the Voting Agent in a timely manner in accordance with Article III.D of the Disclosure Statement. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of ballots.

      Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast ballot.

      Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.

      F. Voting Rights of Disputed Claimants. Holders of Disputed Claims whose Claims are (a) asserted as wholly unliquidated or wholly contingent in Proofs of Claim filed prior to the Voting Record Date or (b) whose Claims are asserted in Proofs of Claim as to which an objection to the entirety of the Claim is pending as of the Voting Record Date (collectively, the "Disputed Claimants") are not permitted to vote on the Plan except as provided in the Solicitation Order. Pursuant to the procedures outlined in the Solicitation Order, Disputed Claimants may obtain a ballot for voting on the Plan only by filing a motion under Bankruptcy Rule 3018(a) seeking to have their Claims temporarily allowed for voting purposes (a "Rule 3018 Motion"). Any such Rule 3018 Motion must be filed with the Bankruptcy Court and served upon the Debtors' counsel and the Voting Agent by no later than ___________, 2005 at 4:00 p.m. Eastern Time (the "Rule 3018 Motion Deadline"). Any party timely filing and serving a Rule 3018 Motion will be provided a ballot and be permitted to cast a provisional vote to accept or reject the Plan. If and to the extent that the Debtors and such party are unable to resolve the issues raised by the Rule 3018 Motion prior to the _____________2005 Voting Deadline established by the Bankruptcy Court, then at the Confirmation Hearing the Bankruptcy Court will determine whether the provisional ballot should be counted as a vote on the Plan. Nothing herein affects the Debtors' right to object to any Proof of Claim after the Voting Record Date. With respect to any such objection, the Debtors may request that any vote cast by the holder of the Claim subject to the objection be disallowed and not counted in determining whether the requirements of Section 1126(c) of the Bankruptcy Code have been met.

      G. Further Information; Additional Copies. If you have any questions or require further information about the voting procedures for voting your Claim or about the packet of

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

material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please go to the Debtors' website at www.dev.thompsonhine.com/practicegroups/bankruptcy/Amcast/ or contact the Voting Agent at:

                  JPMorgan Trust Company, National Association
                  c/o Administar Services Group
                  8475 Western Way, Suite 110
                  Jacksonville, FL 32256
                  Tel: (904) 807-3023

                          RECOMMENDATION AND CONCLUSION

      For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Classes 2, 3, 4 and 5 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before 4:00 p.m. Eastern Time on the Voting Deadline.

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

Dated: April 28, 2005                  Amcast Industrial Corporation, on its own
       Dayton, Ohio                    behalf and on behalf of each subsidiary
                                       debtor

                                      By: /s/ Jeffrey A. McWilliams
                                          -------------------------------
                                          Jeffrey A. McWilliams
                                          V.P. of Administration and Secretaries
                                          of the Debtors-in-Possession

COUNSEL:

Alan R. Lepene, Esq.
Jeremy M. Campana, Esq.
THOMPSON HINE LLP
3900 Key Center
127 Public Square
Cleveland, OH 44114-1291
Telephone: 216.566.5500
Facsimile: 216.566.5800
alan.lepene@thompsonhine.com
jeremy.campana@thompsonhine.com

         -and-

Lawrence T. Burick, Esq.
Jennifer L. Maffett, Esq.
THOMPSON HINE LLP
2000 Courthouse Plaza N.E.
10 West Second Street
Dayton, Ohio 45402
Telephone: 937.443.6600
Facsimile: 837.443.6635
larry.burick@thompsonhine.com
jennifer.maffett@thompsonhine.com

Attorneys for Debtors and Debtors in
Possession

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